Exhibit 2.1

Daniel R. Brown (Admitted Pro Hac Vice)

BROWN LEGAL ADVISORS, LLC

4851 N. Winchester Ave. #3

Chicago, IL 60640

Telephone: (773) 527-0585

E-mail: daniel@brownlegal.net

Counsel for Holdco Advisors, L.P.

Philip E. Strok

Weiland, Golden,

Smiley Wang Ekvall & Strok, LLP

650 Town Center Drive, Suite 950

Costa Mesa, CA 92626

Tel: (714) 966-1000

Fax: (714) 966-1002

Email: pstrok@wgllp.com

Local Counsel for Holdco Advisors, L.P.

Jon L.R. Dalberg (State Bar No. 128259)

Rodger M. Landau (State Bar No. 151456)

LANDAU GOTTFRIED & BERGER LLP

1801 Century Park East, Suite 700

Los Angeles, California 90067

Telephone: (310) 557-0050

Facsimile: (310) 557-0056

jdalberg@lgbfirm.com

rlandau@lgbfirm.com

Counsel for FirstFed Financial Corp. as Debtor

and Debtor in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re: FIRSTFED FINANCIAL CORP., Debtor and Debtor in Possession.	) ) ) ) ) ) ) ) ) ) ) ) ) )	CASE NO. 2:10-bk-12927-ER CHAPTER 11 Judge: Honorable Ernest M. Robles MODIFIED SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY THE DEBTOR AND HOLDCO ADVISORS L.P., DATED OCTOBER 10, 2012

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION	5

ARTICLE II. DEFINITIONS AND RULES OF CONSTRUCTION	6

A. Specific Definitions	6

B. Interpretation, Rules of Construction and Computation of Time	23

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	25

A. Unclassified Claims	25

B. Classified Claims And Interests	26

ARTICLE IV. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	31

A. Default Rejection of Executory Contracts and Unexpired Leases	31

B. Procedural Issues	31

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases	32

D. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	32

E. Reservation of Rights	34

F. Indemnification Obligations	34

G. Insurance Policies	35

A. Corporate Existence	35

B. Directors/Officers of the Debtor on the Effective Date; Plan Committee	36

C. Cancellation of Debentures, Indentures and Equity Interests	39

D. Reorganized Debtor Securities	45

E. Exemption from the Registration Requirements of the Securities Act; Investment Company Act	50

F. Restructuring Transactions	51

G. Corporate Action	51

H. Effectuating Documents; Further Transactions	52

I. Exemption from Certain Transfer Taxes and Recording Fees	52

J. Board Representation	53

i

K. Senior Management	53

L. Vesting of Assets in the Reorganized Debtor	54

M. Prohibition Against Pledging Assets	54

N. Deregistration	54

O. Allowance of Debenture Unsecured Claims	55

P. New Series B Common Stock Election Trust	55

Q. Holdco Cash Out Election	62

R. Limitations on Reorganized Debtor’s Business Operations.	63

S. FDIC-R Consent Required for Certain Costs and Obligations Incurred by the Reorganized Debtor.	64

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	67

A. Initial Distribution Date	67

B. Disputed Reserve	67

C. Tax Refund Litigation Escrow	68

D. Quarterly Distributions	68

E. Record Date for Distributions	68

F. Delivery of Distributions	69

G. Surrender of Canceled Instruments and Securities	70

H. Lost, Stolen, Mutilated or Destroyed Instrument or Security	72

I. Manner of Cash Payments Under the Plan	72

J. Time Bar to Cash Payments by Check	72

K. Limitations on Funding of Disputed Reserve	73

L. Compliance with Tax Requirements	73

M. No Payments of Fractional Dollars	74

N. Interest on Claims	74

O. No Distribution in Excess of Allowed Amount of Claim	74

P. Setoff and Recoupment	74

Q. No Distribution to General Unsecured Creditors	75

R. Cap and Limitation on Total Cash Payments to Creditors Who Make the New Series B Common Stock Election	75

ARTICLE VII. DISPUTED CLAIMS	75

A. No Distribution Pending Allowance	75

B. Resolution of Disputed Claims	76

C. Objection Deadline	76

D. Estimation of Claims	76

E. Disallowance of Claims	77

ARTICLE VIII. EFFECT OF PLAN CONFIRMATION	77

A. Satisfaction of Claims	77

B. Discharge	77

C. Compromise and Settlement	78

D. Releases	79

E. Preservation of Causes of Action	88

F. Good Faith Solicitation	90

G. Cramdown	90

ARTICLE IX. CONDITIONS PRECEDENT	91

A. Conditions to Confirmation	91

B. Conditions to the Effective Date	91

C. Effective Date Deferral Election	91

D. Waiver of Conditions to Confirmation	92

E. Effect of Failure of Conditions	92

ARTICLE X. RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT	92

A. Retention and Scope of Jurisdiction of the Bankruptcy Court	92

ARTICLE XI. MISCELLANEOUS	94

A. Governing Law	94

B. Successors and Assigns	94

C. Modification of the Plan	94

D. Provisions Severable	95

E. Headings Do Not Control	95

F. Post-Confirmation Notices or Requests	96

G. Successors/Representatives of the Debtor	96

ARTICLE XII. CONFIRMATION REQUEST	96

ARTICLE I.

INTRODUCTION

This Plan of Reorganization is the Plan that the Debtor and Holdco Advisors L.P. seek to confirm pursuant to 11 U.S.C. § 1129. Reference is made to the Disclosure Statement (as defined herein), distributed contemporaneously herewith, and all exhibits to the Disclosure Statement. In the event of any inconsistency between the Disclosure Statement and the Plan, the relevant provision of the Plan, as it relates to such inconsistency, will govern.

NOTE TO CREDITORS RE COMMON STOCK ELECTION AND HOLDCO CASH-OUT ELECTION:

PLEASE TAKE NOTICE THAT YOU MUST AFFIRMATIVELY CHOOSE TO ELECT THE NEW SERIES B COMMON STOCK ELECTION DESCRIBED HEREIN IN ORDER TO RECEIVE THE RIGHT TO RECEIVE FUTURE NET FREE CASH IF AND WHEN SUCH CASH MAY BE DISTRIBUTABLE. IF YOU DO NOT MAKE THIS ELECTION, YOU WILL BE DEEMED TO HAVE CHOSEN TO RECEIVE CLASS A COMMON STOCK IN THE REORGANIZED DEBTOR ON ACCOUNT OF YOUR CLAIM. PLEASE SEE SECTION VI OF THIS DISCLOSURE STATEMENT FOR A DESCRIPTION OF THE REORGANIZED DEBTOR’S BUSINESS PLAN.

IN ADDITION, PLEASE NOTE THAT YOU MUST AFFIRMATIVELY CHOOSE TO ELECT THE HOLDCO CASH-OUT ELECTION DESCRIBED HEREIN IN ORDER TO QUALIFY FOR A POTENTIAL CASH RECEIPT (EQUAL TO 5% OF YOUR ALLOWED CLAIM) ON THE EFFECTIVE DATE TO THE EXTENT HOLDCO ELECTS (IN A MANNER DESCRIBED HEREIN) TO GO FORWARD WITH SUCH OFFER.

PLEASE TAKE FURTHER NOTICE THAT TO THE EXTENT YOU ARE A BENEFICIAL HOLDER OF A COLLATERALIZED DEBT OBLIGATION (a “CDO”) WHOSE ASSETS INCLUDE DEBENTURE UNSECURED CLAIMS, THE DEBTOR WILL NOT BE ACCEPTING YOUR BALLOTS DIRECTLY. RATHER, THE DEBTOR WILL ONLY

TABULATE VOTES CAST BY THE BENEFICIAL HOLDERS OF DEBENTURE UNSECURED CLAIMS. AS SUCH, IF YOU HOLD ONLY INTERESTS IN A CDO , YOUR AFFIRMATIVE ELECTION OF THE NEW SERIES B COMMON STOCK ELECTION OR THE HOLDCO CASH OUT ELECTION MAY NOT ENTITLE YOU TO YOUR ELECTED TREATMENT UNLESS THE AGENT OF YOUR CDO (WHICH MAY BE THE INDENTURE TRUSTEE OF YOUR CDO) MAKES SUCH ELECTION ON BEHALF OF THE CDO AS A WHOLE, WHICH MAY BE DETERMINED BY THE CDO’S GOVERNING DOCUMENTS, AND MAY BE DICTATED (OR MAY NOT BE DICTATED) BY THE ELECTIONS OF OTHER HOLDERS OF DEBENTURE UNSECURED CLAIMS WITHIN THE SAME CDO.

FURTHERMORE, PLEASE NOTE THAT HOLDCO IS NOT MAKING THE NEW SERIES B COMMON STOCK ELECTION.

ARTICLE II.

DEFINITIONS AND RULES OF CONSTRUCTION

A.	Specific Definitions In addition to such other terms as are defined in other Sections hereof, the following terms shall have the following meanings:

1.	“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Code and entitled to priority pursuant to sections 507 of the Code, including compensation of and reimbursement of costs to Professionals, and all fees and charges assessed against the Debtor and the Estate under 28 U.S.C. section 1930.

2.	“Administrative Claim Objection Bar Date” means the deadline for the Reorganized Debtor to object to Administrative Claims Filed in the Case which deadline shall be the later of: (a) ninety (90) days after the Effective Date, or (b) ninety (90) days after the particular request for an administrative expense payment has been filed, except as extended by an agreement by and among the Creditor that filed the Administrative Claim objected to, the objecting Creditor and/or the Reorganized Debtor (as the case may be), or by order of the Bankruptcy Court.

3.	“Affiliate” means the term “affiliate” as defined in section 101(2) of the Bankruptcy Code.

4.	“Allowed Administrative Claim” means all or that portion of an Administrative Claim which is an Allowed Claim.

5.	“Allowed Claim” means that portion of a Claim which: (a) was scheduled by the Debtor pursuant to section 521 of the Code, other than a Claim scheduled as disputed, contingent or unliquidated; (b) is set forth in a proof of Claim which was timely filed with the Bankruptcy Court, and as to which no objection has been filed within the time provided by the Plan; or (c) if a proof of Claim was timely filed and an objection to the proof of Claim was filed, has been allowed by a Final Order.

6.	“Allowed Convenience Claim” means all or that portion of a Convenience Claim which is an Allowed Claim.

7.	“Allowed Priority Claim” means all or that portion of a Priority Claim which is an Allowed Claim.

8.	“Allowed Priority Tax Claim” means all or that portion of a Priority Tax Claim which is an Allowed Claim.

9.	“Allowed Secured Claim” means an Allowed Claim secured by a lien on any property of the Estate, but only to the extent of the value of the interest of the holder of such Allowed Claim in such property, the calculation of which shall not include any demand for default interest, penalty interest or other similar demands.

10.	“Allowed Unsecured Claim” means all or that portion of an Unsecured Claim which is an Allowed Claim.

11.	“Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtor or its Estate or the Reorganized Debtor under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code.

12.	“Ballot” means a ballot sent to Holders of Claims to be counted as a vote to accept or reject the Plan.

13.	“Bank” means First Federal Bank of California, a wholly owned subsidiary of the Debtor.

14.	“Bankruptcy Code” means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

15.	“Bankruptcy Court” means the United States Bankruptcy Court for the Central District of California, having jurisdiction over the Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code; or, in the event such court ceases to exercise jurisdiction over the Case, such court or unit thereof that exercises jurisdiction over the Case in lieu thereof.

16.	“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Bankruptcy Court, to the extent applicable to the Case, including all amendments thereto to the extent such amendments are applicable to the Case.

17.	“Bar Date Order” means the Order (I) Establishing Bar Dates for Filing Proofs of Claim or Interest, and (II) Approving the Form and Manner of Notice Thereof, dated April 15, 2010 [Docket No. 34].

18.	“Business Day” means any day except Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)) or any day on which commercial banks in Los Angeles, California are authorized by law to close.

19.	“Case” means the chapter 11 case number 2:10-bk-12927-ER under the Code, commenced by the Debtor on the Petition Date.

20.

“Cash” means legal tender of the United States of America or the equivalent thereof, and with respect to the Disputed Reserve, including bank deposits, checks and readily marketable securities or instruments issued by an Entity, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody’s rating of “A” or better, or equivalent rating of any other nationally-recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders’ equity or capital of not less than one hundred million dollars ($100,000,000) having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.

21.	“Causes of Action” means all claims, actions and causes of action, including, without limitation, causes of action by or against the United States Internal Revenue Service, the FDIC Causes of Action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims and cross claims (including, without limitation, all claims and any avoidance, recovery, subordination or other actions against Insiders and/or any other Entities, including Avoidance Actions) of the Debtor, the Reorganized Debtor and/or the Estate (including, without limitation, those actions set forth in the Plan Supplement) that are or may be pending on, or may be instituted by the Reorganized Debtor after the Effective Date against any Entity, based in law or equity, including, without limitation, whether direct, indirect, derivative or otherwise and whether asserted or unasserted as of the Effective Date.

22.	“Certificate” means any instrument evidencing a Claim against the Debtor, including, without limitation, any note, bond, indenture or other document evidencing or creating any indebtedness or obligation of the Debtor.

23.	“Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Indenture Trustee is entitled pursuant to the provisions of the Indentures, against distributions to be made in accordance with the provisions of the Indentures.

24.	“Claim” means the term as defined in section 101(5) of the Code.

25.	“Claims Objection Bar Date” means the deadline for the Reorganized Debtor to object to Claims Filed in the Case (except for Administrative Claims), which deadline shall be the later of (a) 90 days after the Effective Date; or (b) 90 days after the relevant proof of Claim has been filed, except as extended by an agreement between the objecting Creditor and the Reorganized Debtor or by order of the Bankruptcy Court.

26.	“Claims Register” means the official register of proofs of Claim filed in the Case and maintained by the clerk of the Court.

27.	“Class” means a group of Claims or Interests classified together in a class designated in Article III.

28.	“Code” means the Bankruptcy Code.

29.	“Common Stock” means common stock of the Debtor.

30.	“Confirmation Date” means the date of Entry of the Confirmation Order.

31.	“Confirmation Hearing” means the hearing before the Bankruptcy Court to be held in accordance with section 1128(a) of the Code.

32.	“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Code.

33.	“Convenience Claim” means any Unsecured Claim, that is (i) an Allowed Claim for an amount of $7,500 or less or (ii) is an Allowed Claim in an amount greater than $7,500, but which is reduced to $7,500 by election of the holder thereof pursuant to such holder’s ballot. In no event shall any Convenience Claim exceed $7,500 for the purposes of allowance, treatment or Distribution under this Plan.

34.	“Creditor” means any Person that is the holder of a Claim.

35.	“Cure” means the payment of Cash by the Debtor or Reorganized Debtor, as applicable, or the distribution of other property (as the Debtor or the Reorganized Debtor, as applicable, and the counterparty to the executory contract or unexpired lease may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtor in accordance with the terms of an executory contract or unexpired lease of the Debtor and (b) permit the Debtor to assume such executory contract or unexpired lease under sections 365 and 1123 of the Bankruptcy Code.

36.	“Cure Bar Date” means the date that is thirty (30) days after the Effective Date.

37.	“D&Os” means all of the Debtor’s current and former directors and officers, including those who served in such capacity at any time prior to or following the Petition Date.

38.	“D&O Insurance Coverage” means coverage under any directors’ and officers’ liability insurance coverage provided to D&Os.

39.	“Debenture Unsecured Claims” means Claims on account of the $150,000,000 in aggregate principal outstanding under the Debentures issued pursuant to the Indentures, together with any and all accrued and unpaid interest thereon as of the Petition Date.

40.	“Debentures” means collectively, the 2015 Debentures, the 2016 Debentures and the 2017 Debentures.

41.	“Debtor” means FirstFed Financial Corporation., in its capacity as a debtor and debtor in possession.

42.	“Disclosure Statement” means the Second Amended Disclosure Statement Re Second Amended Chapter 11 Plan of Reorganization Proposed by the Debtor and Holdco Advisors L.P. for Debtor FirstFed Financial Corporation Dated June 1, 2012 (and all annexes attached thereto or referenced therein) that relates to this Plan and is approved pursuant to section 1125 of the Code in an order Entered by the Bankruptcy Court, as such Disclosure Statement may be amended, modified or supplemented.

43.	“Disputed Claim” means any Claim which is not an Allowed Claim.

44.	“Disputed Reserve” means the reserve for Disputed Clams as set forth in Article VI.B. of the Plan.

45.	“Distribution” means any distribution of Cash or otherwise made under the Plan by the Debtor or the Reorganized Debtor, as applicable.

46.	“Distribution Date” means (i) the Initial Distribution Date, and (ii) any subsequent date on which a Distribution is made by the Reorganized Debtor.

47.	“Distribution Record Date” means the record date for determining the entitlement of Holders of Claims to receive Distributions under the Plan on account of Allowed Claims. The Distribution Record Date shall be that date which is two (2) Business Days after the Confirmation Date or such other date as shall be established by the Bankruptcy Court in the Confirmation Order.

48.	“Effective Date” means the date which is ten (10) calendar days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in ARTICLE IX of this Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day that is ten (10) calendar days after the first date on which all such conditions to the Effective Date have been so satisfied or waived

49.	“Effective Date Deferral Election” means the right of Holdco to elect, in its sole and absolute discretion, to defer the occurrence of the Effective Date pursuant to Article IX C. below.

50.	“Election Pro Rata” means the ratio of the amount of an Allowed General Unsecured Claim in a particular Class to the aggregate amount of all General Unsecured Claims that have not yet been disallowed who elect and are entitled to receive the New Series B Common Stock Election pursuant to this Plan.

51.	“Entered” or “Entry” means the recording on the Bankruptcy Court docket for the Case by the clerk of the Bankruptcy Court.

52.	“Entity” or “Entities” means the term defined in section 101(15) of the Bankruptcy Code.

53.	“Escrow Account Stipulation” the Stipulation to Establish Escrow Account Relating to Income Tax Refunds [Docket No. 143] (the “Escrow Account Stipulation”)

54.	“Escrow Account Order” means the Order Approving Stipulation to Establish Escrow Account Relation to Income Tax Refunds [Docket No. 150].

55.	“Estate” means the estate of the Debtor created on the Petition Date by section 541 of the Bankruptcy Code.

56.	“Exculpated Claim” has the meaning set forth in Article VIII.

57.

“Exculpated Party” means each of the following in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) Holdco; and (d) with respect to each of the foregoing Entities in clauses (a) through (c), such Entities’ current and former officers and directors (including the D

& Os) principals, partners, members, managers, employees, agents, professionals, financial and other advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (whether current or former), , and including, without limitation, Landau Gottfried & Berger LLP, Manatt, Phelps and Phillips, LLP and Crowe Horwath LLP).

58.	“Executory Contract” means a contract or lease to which the Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

59.	“Fair Market Value Price” means except as provided in Part D.4.c. of Article V of this Plan, a price equal to fair market value as determined by the New Board in good faith as of a date not more than 30 days prior to the closing date of the applicable transaction.

60.	“FDIC” means the Federal Deposit Insurance Corporation, either in its corporate capacity or in its capacity as receiver for the Bank.

61.	“FDIC-R” means the Federal Deposit Insurance Corporation, solely in its capacity as receiver for the Bank.

62.	“FDIC Causes of Action” means the causes of action filed by the Debtor against the FDIC, as may be amended or supplemented from time to time, and any adversary proceeding or contested matter (i) seeking relief against the FDIC, or (ii) seeking to disallow, subordinate or recharacterize any claim asserted by or on behalf of the FDIC, including, without limitation, the adversary proceeding numbered and styled Complaint: (1) Objecting to Federal Deposit Insurance Corporation Proof of Claim No. 28; (2) Counterclaim for Declaratory Relief; and (3) for An Accounting Pursuant to 12 U.S.C. § 1821(d)(15)(C) filed by the Debtor against the FDIC on December 21, 2011, in the United States Bankruptcy Court for the Central District of California, Case No. LA11 -03218-ER.

63.	“FDIC Non-Priority Claims” means general unsecured Claims, if any, and if and to the extent Allowed, held by the FDIC, either in its corporate capacity or as receiver for the Bank, that are not FDIC Priority Claims.

64.	“FDIC Priority Claims” means unsecured Claims, if any, and if and to the extent Allowed, held by the FDIC for the Bank entitled to priority under sections 507(a)(9), or 365(o) of the Bankruptcy Code.

65.	“FDIC Priority Claims Determination” means entry of a Final Order estimating for voting purposes or determining the allowance or disallowance of all FDIC Priority Claims.

66.	“File” or “Filed” means, with respect to any pleading, entered on the docket of the Case and properly served in accordance with the Bankruptcy Rules or with respect to a Claim, a Claim for which a proof of Claim has been properly and timely filed in accordance with the Bar Date Order.

67.	“Final Order” means an order or judgment Entered by the Bankruptcy Court or any other court exercising jurisdiction over the subject matter of the Case and the parties: (i) that has not been reversed, stayed, modified or amended; (ii) as to which no appeal, certiorari proceeding, re-argument, or other review or rehearing has been requested or is still pending; and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired. Notwithstanding, and in lieu of the foregoing, with respect to the Confirmation Order, Final Order means an order or judgment of the Bankruptcy Court confirming the Plan and with respect to which no stay pending appeal is in effect; provided that for the FDIC Priority Claim Determination only (i) and (iii) of this definition applies.

68.	“Free Cash” means (a) Cash owned by the Debtor as of the Effective Date plus (b) Cash proceeds from (i) any loan participation, loan, investment financial instrument, or anything similar to any of the foregoing, that is owned by the Debtor as of the Effective Date; (ii) any Causes of Action (including the FDIC Causes of Action); and (ii) any other tangible or intellectual property assets that are owned by the Debtor as of the Effective Date plus (c) amounts, if any, refunded under the Debtor’s insurance policies.

69.	“General Unsecured Claims” means Claims against the Debtor that are not Secured Claims, Administrative Claims, Priority Tax Claims, Non-FDIC Priority Claims, FDIC Priority Claims or Equity Interests, but shall include the Debenture Unsecured Claims, FDIC Non-Priority Claims and Convenience Class Claims.

70.	“Governmental Entity” means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local, state, federal or foreign, and such other entities as defined and described in section 101(27) of the Code.

71.	“Holdco” means Holdco Advisors L.P.

72.	“Holdco Cash Out Election” means the right of Holders of Allowed Class 4, 5 and 6 Claims who vote to accept this Plan and do not elect to receive New Series B Common Stock on account of their Allowed Class 4, 5 or 6 Claims to elect to transfer and assign their respective right to receive distributions of shares of New Series A Common Stock to Holdco, a designee of Holdco, an affiliate of Holdco, or a fund managed by Holdco in exchange for payment by Holdco, a designee of Holdco, an affiliate of Holdco, or a fund managed by Holdco to Holder that so elects of an amount equal to five percent (5%) of such Holder’s Allowed Claim.

73.	“Holdco Fees” means the reasonable, documented third party fees and expenses (including, without limitation, professional fees and expenses for legal services or financial advisory services) of Holdco incurred through the Effective Date related to the Plan (including with respect to potential modifications thereof), the Disclosure Statement and all other Plan documents and matters related thereto.

74.	“Holder or Holders” mean any Entity or Entities holding a Claim against or an Interest in the Debtor.

75.	“Impaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

76.

“Indemnification Obligation” means the Debtor’s obligations, if any, under an Executory Contract, the Debtor’s articles of incorporation or by-laws, a corporate or other document, a postpetition agreement, through the Plan, or otherwise, to indemnify any Person, including directors, officers, attorneys, other professionals and agents, or employees of the Debtor who served in such capacity at any time, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the maximum extent provided by the Debtor’s articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law.

77.	“Indentures” means collectively, the 2015 Indenture, the 2016 Indenture and the 2017 Indenture.

78.	“Indenture Trustee” means Wilmington Trust Company, together with its successors and assigns, acting solely in its capacity as Indenture Trustee under the Indentures and not individually.

79.	“Indenture Trustee Fees” means any and all reasonable, documented fees, costs, disbursements, advances and expenses of the Indenture Trustee (including without limitation, (a) any and all such fees, costs and expenses of any and all attorneys, financial advisors and/or other professionals of the Indenture Trustee, (b) any sums paid or to be paid in connection with indemnity Claims and (c) any and all such fees, costs, disbursements, advances and expenses of the Indenture Trustee incurred in connection with any Distributions made or to be made under this Plan), whether incurred prior to, on or after the Petition Date up to and including the Effective Date and, if incurred with the consent of the Reorganized Debtor, incurred after the Effective Date.

80.	“Initial Distribution Date” means the Effective Date, or as soon as reasonably practicable after the Effective Date.

81.	“Insider” means the term as defined in section 101(31) of the Code.

82.

“Interests” means any equity interests, ownership rights, or shares in the Debtor (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, membership and other interests in a limited liability company, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, partnership interests in the Debtor’s stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security, and any Claim relating to or arising from any of the foregoing.

83.	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

84.	“Investment Company Act” means the Investment Company Act of 1940, 15 U.S.C. § 80a–1 et seq., as now in effect or hereafter amended.

85.	“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

86.	“Material Causes of Action” means any Causes of Action seeking a recovery of more than $20,000 (including, without limitation, the FDIC Causes of Action).

87.	“Net Free Cash” means the amount of the Reorganized Debtor’s Free Cash available after full payment or satisfaction of, or Net Free Cash Reserves for: all Allowed Secured Claims, Allowed Administrative Claims, Allowed FDIC Priority Claims, Allowed Non-FDIC Priority Claims and Indenture Trustee Fees; and costs of administering and implementing the Plan; but not including any costs and expenses solely attributable to the business operations of the Reorganized Debtor.

88.	“Net Free Cash Reserves” means, for purposes of calculating Net Free Cash, reserves or holdbacks related to future payments of the following: (a) all Allowed Secured Claims, (b) all Allowed Administrative Claims, (c) all Allowed FDIC Priority Claims, (d) all Allowed Non-FDIC Priority Claims; (e) all Indenture Trustee Fees; and (f) all costs of administering and implementing the Plan; including prosecution of the Causes of Action, but not including any costs and expenses solely attributable to the business operations of the Reorganized Debtor

89.

“Net Recovery Proceeds” means the aggregate amount of Cash which the Reorganized Debtor now or hereafter receives from, or as a result of, any Cause of Action (including, without limitation, the FDIC Cause of Action) which it is now or hereafter pursuing, whether due to, or as a result of, any judgment, order, settlement or otherwise (including, without limitation, and for avoidance of doubt, (a) any such Cash which the Reorganized Debtor now or hereafter receives from the Tax Refund Escrow Account and (b) any such Cash which the Reorganized Debtor now or hereafter receives from any sale, transfer or conveyance by the Reorganized Debtor to any Person of all of the rights, title and interests of the Reorganized Debtor in and to any such Cause of Action), after the payment in full by the Reorganized Debtor of (i) any reasonable and customary legal and other third party professional fees, costs and expenses incurred by the Reorganized Debtor in connection with such Cause of Action; and (ii) any then Allowed Administrative Claims which have not been otherwise paid in full in Cash; provided, however, that Net Recovery Proceeds shall be reduced as necessary to ensure that any payment of any Indenture Trustee Fees using such Net Recovery Proceeds shall not reduce the recoveries of or Distributions to Holders of Allowed FDIC Non-Priority Claims or Allowed Other Unsecured Claims.

90.	“New Board” means the board of directors of the Reorganized Debtor.

91.	“New Common Stock” means New Series A Common Stock and New Series B Common Stock.

92.	“New Series A Common Stock” means newly-issued shares of series A common stock of the Reorganized Debtor, if any, which shall be entitled to twenty votes per share and have a par value of $0.01 per share.

93.	“New Series B Common Stock” means the newly-issued shares of series B common stock of the Reorganized Debtor, if any, which shall be entitled to one vote per share and have a par value of $0.01 per share, if issued at all, all as described in this Plan. Each share of New Series B Common Stock shall entitle the Holder thereof to exercise voting rights equal to 1/20 of the voting rights exercisable by each Holder of a New Series A Common Stock.

94.	“New Series B Common Stock Election” means the right of each Holder who so elects on the Ballot to receive a Pro Rata Distribution of Net Free Cash rather than New Series A Common Stock, which may be evidenced in part, at the Reorganized Debtor’s option (if necessary to cause Section 382(l)(5) of the Internal Revenue Code to apply to the Plan) by a separate series or class of securities on the terms set forth below.

95.	“New Series B Common Stock Election Trust” means the disbursement trust described below.

96.	“New Series B Common Stock Election Trust Agreement” means the agreement, substantially in the form set forth in the Plan Supplement, between the Reorganized Debtor and the New Series B Common Stock Election Trustee, governing the New Series B Common Stock Election Trust.

97.	“New Series B Common Stock Election Trust Cash” means all Cash and Cash proceeds that holders of Allowed General Unsecured Claims that elect the New Series B Common Stock Election are entitled to receive under the Plan.

98.	“New Series B Common Stock Selection Trust Property” shall have the meaning given to that term in Article. V.P.5 of the Plan.

99.	“New Series B Common Stock Election Trustee” means the Person who will serve as trustee of the New Series B Common Stock Election Trust, and who will be identified in the Plan Supplement.

100.	“New Series B Common Stock Election Trust Interests” means the beneficial interests in the New Series B Common Stock Election Trust issued to holders of Allowed General Unsecured Claims under the Plan that make the New Series B Stock Election.

101.	“Non-FDIC Priority Claims” means all Claims entitled to priority under sections 507(a)(3) through (a)(7) of the Bankruptcy Code.

102.	“Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, Governmental Entity, and such other entities as defined and described in section 101(41) of the Code.

103.	“Petition Date” means January 6, 2010.

104.	“Plan” means this Joint Chapter 11 Plan of Reorganization Proposed by the Plan Proponents dated as of June 1, 2012 (including all exhibits hereto), as modified or amended from time to time.

105.	“Plan Committee” means a committee established pursuant to Article V.B.2 of this Plan.

106.	“Plan Proponents” means Holdco and the Debtor.

107.	“Plan Supplement” means the compilation of documents and exhibits relevant to the implementation of the Plan that will be filed no later than within 10 days after distribution of this Disclosure Statement, and which may be amended, supplemented or modified through and including the date of the Confirmation Hearing. The Plan Supplement shall include, but not be limited to: the articles of incorporation and by-laws of the Reorganized Debtor; the form of the New Series B Common Stock Election Trust Agreement; the identities of the members of the New Board; the identity of the New Series B Common Stock Election Trustee; a list of Executory Contracts and Unexpired Leases to be assumed by the Reorganized Debtor; and a list of Causes of Actions to be retained by the Reorganized Debtor. Holdco shall have the sole and exclusive right to determine the contents of the Plan Supplement, provided that nothing in the Plan Supplement shall conflict with the terms of the Plan.

108.	“Priority Tax Claim” means a Claim entitled to priority under sections 502(i) and 507(a)(8) of the Code.

109.	“Pro Rata” means the ratio of the amount of an Allowed General Unsecured Claim in a particular Class to the aggregate amount of all General Unsecured Claims that have not yet been disallowed.

110.	“Professionals” means those Persons (a) employed in the Case under section 327 of the Code, and (b) entitled, under sections 330, 503(b), 506(b), or 507(a)(2) of the Code, to seek compensation for legal, accounting or other professional services and the costs and expenses related to such services from the Debtor or the Estate, including, without limitation, Landau Gottfried & Berger LLP, Manatt, Phelps & Phillips, LLP and Crowe Horwath LLP.

111.	“Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30 and December 31 of each calendar year).

112.	“Released Parties” means the Releasees other than Debtor, but including (for the avoidance of doubt) all of the current and former directors, officers, (including the D & Os) members, partners, employees, attorneys, accountants, investment bankers, financial advisors and consultants (including their respective officers, directors, employees, members, and attorneys), including, but not limited to, Landau Gottfried & Berger LLP, Manatt, Phelps & Phillips, LLP and Crowe Horwath LLP.

113.	“Releasees” means, in their individual and representative capacities as such, the Debtor, Indenture Trustee, Holdco, all Entities controlled by or under common control with all of the foregoing, all Affiliates of all of the foregoing, and all of their respective current and former directors, officers, (including the D & Os but excluding all persons who were officers of the Bank but not of the Debtor) members, partners, employees, attorneys, accountants, investment bankers, financial advisors and consultants (including their respective officers, directors, employees, members, and attorneys).

114.	“Releasing Parties” means, each of the following in its capacity as such: (a) the Debtor and the Reorganized Debtor (and all parties claiming derivatively or through the Debtor or the Reorganized Debtor or their respective Estates); (b) Holdco; (c) each Holder of a Claim in a Class entitled to vote on the Plan who elects to opt in to the Third Party Releases by marking the appropriate place on the Ballot; and (d) each of the Releasees.

115.	“Reorganized Debtor” means the Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

116.	“Schedules” means the Schedule of Assets and Liabilities and Statement of Financial Affairs, as may have been amended, and as Filed by the Debtor in the Case.

117.	“Secured Claim” means a Claim against the Debtor secured by a lien on any property of the Estate.

118.	“Senior Debt Documents” means, collectively, the Indentures, the Debentures and any and all documents, instruments and agreements executed and delivered from time to time pursuant to or in connection with any or all of the Indentures or the Debentures.

119.	“Stock Pro Rata” means the ratio of the amount of an Allowed General Unsecured Claim in a particular Class to the aggregate amount of all General Unsecured Claims that have not yet been disallowed who receive New Series A Common Stock pursuant to this Plan.

120.	“Third Party Release” means the release granted by the Releasing Parties to the Releasees pursuant to Article VIII.D.2.

121.	“Treasury Regulations” means the United States Department of Treasury regulations promulgated under the Internal Revenue Code.

122.	“Unexpired Lease” means a lease of nonresidential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

123.	“Unimpaired” means not Impaired.

124.	“Unsecured Claim” means any Claim of a Creditor against the Debtor, however arising, which is not an Administrative, Tax, Priority or Secured Claim.

125.	“Voting Classes” means Classes entitled to vote to accept or reject this Plan.

126.	“Voting Deadline” means that date and time set forth in the Disclosure Statement Order by which the Solicitation Agent must receive Ballots from Holders of Allowed Claims in Voting Classes.

127.	“Voting Record Date” means that date set forth in the Disclosure Statement Order for determining which Holders of Claims and Interests are entitled to vote to accept or reject the Plan.

128.	“2015 Debentures” means certain Fixed/Floating Rate Senior Debt Securities Due 2015 issued on or about June 15, 2005 by the Debtor in the original principal aggregate amount principal of Fifty Million and 00/100 Dollars ($50,000,000.00), pursuant to the provisions of the 2015 Indenture.

129.	“2016 Debentures” means certain Fixed/Floating Rate Senior Debt Securities Due 2016 issued on or about December 29, 2005 by the Debtor in the original principal aggregate amount principal of Fifty Million and 00/100 Dollars ($50,000,000.00), pursuant to the provisions of the 2016 Indenture.

130.	“2017 Debentures” means certain Fixed/Floating Rate Senior Debt Securities Due 2017 issued on or about April 26, 2007 by the Debtor in the original principal aggregate amount principal of Fifty Million and 00/100 Dollars ($50,000,000.00), pursuant to the provisions of the 2017 Indenture.

131.	“2015 Indenture” means that certain Indenture, dated as of June 15, 2005, by and between the Debtor and the Indenture Trustee, pursuant to which, among other things, the Debtor issued its 2015 Debentures.

132.	“2016 Indenture” means that certain Indenture, dated as of December 29, 2005, by and between the Debtor and the Indenture Trustee, pursuant to which, among other things, the Debtor issued its 2016 Debentures.

133.	“2017 Indenture” means that certain Indenture, dated as of April 26, 2007, by and between the Debtor and the Indenture Trustee, pursuant to which, among other things, the Debtor issued its 2017 Debentures.

B.	Interpretation, Rules of Construction and Computation of Time

1.	Any term used in this Plan that is not defined herein or in the Disclosure Statement, whether in this Article II or elsewhere, or other exhibits hereto, but that is used in the Code or the Bankruptcy Rules has the meaning ascribed to that term in (and shall be construed in accordance with the rules of construction under) the Code or the Bankruptcy Rules.

2.	The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to this Plan as a whole and not to any particular Article, Section, subsection or clause contained in this Plan.

3.	Unless specified otherwise in a particular reference, a reference in this Plan to an “Article” or a “Section” is a reference to that Article or Section of this Plan.

4.	Any reference in this Plan to a document being in a particular form or on particular terms and conditions means that the document shall be substantially in such form or substantially on such terms and conditions.

5.	Any reference in this Plan to an existing document means such document, as it may have been amended, modified or supplemented from time to time as of the Effective Date.

6.	Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

7.	Except as otherwise provided herein, the rules of construction set forth in section 102 of the Code shall apply to this Plan.

8.	In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

9.	All exhibits to this Plan are incorporated into this Plan, and shall be deemed to be included in this Plan, regardless of when filed with the Bankruptcy Court.

10.	The provisions of the Plan shall control over the contents of the Disclosure Statement. The provisions of the Confirmation Order shall control over the contents of the Plan.

11.	Whenever the time for occurrence or happening of an event as set forth in the Plan falls on a day that is not a Business Day, then the time for the occurrence or happening of said event shall be extended to the next Business Day.

12.	Subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Code and Bankruptcy Rules.

13.	All references to statutes, regulations, orders, rules of court, and the like shall mean as amended from time to time, as applicable to the Case, unless otherwise stated.

14.	Captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.

15.	Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor shall mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

As required by the Code, the Plan classifies Claims and Interests in various Classes according to their right to priority of payments as provided in the Code. The Plan states whether each Class of Claims or Interests is impaired or unimpaired. The Plan provides the treatment each Class will receive under the Plan. The following are the Classes in this Plan:

A.	Unclassified Claims .

Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Code. As such, the Plan Proponents have not placed the following Claims in a Class. The treatment of these Claims is provided below.

1.	Administrative Claims.

a.	Treatment.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim: (I) on the later of (x) the Effective Date, and (y) the date an order of the Bankruptcy Court allowing the Administrative Claim becomes a Final Order, or (II) as otherwise ordered by the Bankruptcy Court.

b.	Bar Date For Administrative Claims.

All applications, including final applications, for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date, and any other request for compensation by any Person for making a substantial contribution in the Case, and all other requests for payment of an Administrative Claim incurred on or before the Effective Date under sections 503(b) or 507of the Code (except only for Claims under 28 U.S.C. section 1930) shall be filed no later than sixty (60) days after the Effective Date.

As to other administrative expenses, Creditors shall file such requests for an administrative expense payment with the Bankruptcy Court and serve on the Reorganized Debtor and United States Trustee no later than sixty (60) days after the Effective Date or by such other bar date as the Bankruptcy Court may set. Holders of claims for the provision of ordinary-course goods and services post-petition to the Debtor need not file requests for payment of administrative expenses.

Any Administrative Claim not filed or submitted as explained above within the deadlines set forth herein shall be forever barred, and any Creditor that is required to file a request for payment of an administrative expense and that does not file such request by the applicable bar date shall be forever barred from asserting such Claim or request against the Debtor, the Estate or the Reorganized Debtor.

2.	Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim shall receive Cash equal to the amount of such Allowed Priority Tax Claim on the later of (x) the Effective Date, (y) the date an order of the Bankruptcy Court allowing such Priority Tax Claim becomes a Final Order, unless otherwise agreed to by the holder and the Debtor or the Reorganized Debtor, as applicable, and (z) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law. All interest and penalties for Allowed Priority Tax Claims will accrue in accordance with applicable law, including sections 511 and 506(b) of the Bankruptcy Code.

B.	Classified Claims And Interests.

A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of the Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is classified in a particular Class regardless of whether the Claim or Interest is an Allowed Claim or Interest in that Class, or only asserted as such, but only to the extent that it has not been paid, released, disallowed or otherwise satisfied. The treatment with respect to each Class of Claims and Interests provided for in this Article III shall be in full and complete satisfaction and release of such Claims and Interests. The following Classes appear in this Plan:

CLASS CLAIMS	IMPAIRMENT/VOTING
1 SECURED	UNIMPAIRED – NOT ENTITLED TO VOTE
2 NON-FDIC PRIORITY CLAIMS	UNIMPAIRED – NOT ENTITLED TO VOTE
3 FDIC PRIORITY CLAIM	UNIMPAIRED – NOT ENTITLED TO VOTE
4 DEBENTURE UNSECURED CLAIM	IMPAIRED – ENTITLED TO VOTE
5 FDIC NON-PRIORITY CLAIMS	IMPAIRED – ENTITLED TO VOTE
6 OTHER UNSECURED CLAIMS	IMPAIRED – ENTITLED TO VOTE
7 CONVENIENCE CLAIMS	UNIMPAIRED – NOTE ENTITLED TO VOTE
8 INTERESTS	IMPAIRED – NOT ENTITLED TO VOTE

1.	Class 1 (Secured Claims).

a.	Classification. Class 1 consists of all Secured Claims.

b.	Impairment and Voting. Class 1 is unimpaired under the Plan and the holders of Class 1 Allowed Secured Claims, if any, are deemed to accept the Plan.

c.	Treatment. The legal, equitable and contractual rights of the holders of Allowed Secured Claims are unaltered by the Plan. Unless otherwise agreed to by the holder of an Allowed Secured Claim and Holdco, each holder of an Allowed Secured Claim shall receive on the later of (x) the Effective Date, and (y) the date an order of the Bankruptcy Court allowing the Secured Claim becomes a Final Order, on account of and in full satisfaction of its Allowed Secured Claim, either of the following treatments at the election of (A) Holdco or (B) if after the Effective Date, the Reorganized Debtor: (i) Cash equal to the amount of the Allowed Secured Claim or (ii) possession of the property in which the holder of the Allowed Secured Claim has a perfected, unavoidable and enforceable lien, security interest or other charge and relief from the automatic stay provided by section 362 of the Code to foreclose, collect upon or set-off the property in accordance with applicable non-bankruptcy law; provided, however, that any time after the Confirmation Date but before the Effective Date, Holdco, in its sole discretion, can elect to give to the holder of an Allowed Secured Claim the treatment provided in subparagraph (ii) above.

2.	Class 2—Non-FDIC Priority Claims.

a.	Classification. Class 2 consists of all Non-FDIC Priority Claims.

b.	Impairment and Voting. Class 2 is Unimpaired by the Plan. Each Holder of a Non-FDIC Priority Claim is presumed to accept and therefore is not entitled to vote to accept or reject the Plan.

c.	Treatment. The Reorganized Debtor shall pay each Holder of an Allowed Non-FDIC Priority Claim, in full and final satisfaction of such Allowed Non-FDIC Priority Claim, Cash equal to the full amount of its Claim, unless the Holder otherwise agrees to less favorable treatment, on or as soon as practicable after the latest of: (i) the Effective Date; (ii) the date such Allowed Non-FDIC Priority Claim becomes Allowed; and (iii) the date such Allowed Non-FDIC Priority Claim is payable under applicable non-bankruptcy law.

3.	Class 3—FDIC Priority Claims.

a.	Classification. Class 3 consists of all FDIC Priority Claims.

b.	Impairment and Voting. Class 3 is Unimpaired by the Plan. Each Holder of a Claim that, if Allowed, would constitute an FDIC Priority Claim, is conclusively presumed to accept the Plan pursuant to section 1126(f) of the Code, and is not entitled to vote to accept or reject the Plan.

c.	Treatment. The legal, equitable and contractual rights of the holders of Allowed Class 3 Claims are unaltered by the Plan.

4.	Class 4—Debenture Unsecured Claims.

a.	Classification. Class 4 consists of all Debenture Unsecured Claims.

b.	Impairment and Voting. Class 4 is Impaired by the Plan. Each Holder of a Debenture Unsecured Claim is entitled to vote to accept or reject the Plan.

c.	Treatment. In full satisfaction, settlement, release, and compromise of and in exchange for each Allowed Debenture Unsecured Claim, each Holder of an Allowed Debenture Unsecured Claim shall receive on the Initial Distribution Date its Stock Pro Rata Distribution of the New Series A Common Stock. Alternatively, and only if such Holder affirmatively so elects, instead of any of the foregoing, such Holder shall receive the New Series B Common Stock Election consisting of such Holder’s Election Pro Rata share of the New Series B Common Stock Election Trust Interests, which, inter alia, shall entitle such Holder to receive its Election Pro Rata share of distributions of New Series B Common Stock Election Trust Cash from the New Series B Common Stock Election Trust in accordance with this Plan and the New Series B Common Stock Election Trust Agreement. The Reorganized Debtor reserves the right in addition to issue shares of New Series B Common Stock to Holders of Allowed Class 4 Claims making the New Series B Common Stock Election as is necessary to preserve certain tax attributes of the Debtor. Notwithstanding anything to the contrary in this Plan, at Holdco’s election, in its sole and absolute discretion, any holder of an Allowed Class 4 Claim who may not be a holder of New Class A Common Stock consistently with an exemption under the Investment Company Act that Holdco elects to use, may be deemed to have elected the New Series B Common Stock Election.

5.	Class 5—FDIC Non-Priority Claims.

a.	Classification. Class 5 consists of all FDIC Non-Priority Claims.

b.	Impairment and Voting. Class 5 is Impaired by the Plan. Each Holder of a Claim that, if Allowed, would constitute an FDIC Non-Priority Claim in Class 5 is entitled to vote to accept or reject the Plan.

c.	Treatment. In full satisfaction, settlement, release, and compromise of and in exchange for each FDIC Non-Priority Claim, each Holder of an Allowed FDIC Non-Priority Claim shall receive on the Initial Distribution (i) its Stock Pro Rata Distribution of the New Series A Common Stock. Alternatively, and only if such Holder affirmatively so elects, instead of any of the foregoing, such Holder shall receive the New Series B Common Stock Election consisting of such Holder’s Election Pro Rata share of the New Series B Common Stock Election Trust Interests, which, inter alia, shall entitle such Holder to receive its Election Pro Rata share of distributions of New Series B Common Stock Election Trust Cash from the New Series B Common Stock Election Trust in accordance with this Plan and the New Series B Common Stock Election Trust Agreement. Notwithstanding anything to the contrary in this Plan, at Holdco’s election, in its sole and absolute discretion, any holder of an Allowed Class 5 Claim who may not be a holder of New Class A Common Stock consistently with an exemption under the Investment Company Act that Holdco elects to use, may be deemed to have elected the New Series B Common Stock Election.

6.	Class 6—Other Unsecured Claims.

a.	Classification. Class 6 consists of all Other Unsecured Claims.

b.	Impairment and Voting. Class 6 is Impaired by the Plan. Each Holder of an Other Unsecured Claim in Class 6 is entitled to vote to accept or reject the Plan.

c.	Treatment. In full satisfaction, settlement, release, and compromise of and in exchange for each Other Unsecured Claim, each Holder of an Allowed Other Unsecured Claim shall receive on the Initial Distribution Date (i) its Stock Pro Rata Distribution of the New Series A Common Stock. Alternatively, and only if such Holder affirmatively so elects, instead of any of the foregoing, such Holder shall receive the New Series B Common Stock Election consisting of such Holder’s Election Pro Rata share of the New Series B Common Stock Election Trust Interests, which, inter alia, shall entitle such Holder to receive its Election Pro Rata share of distributions of New Series B Common Stock Election Trust Cash from the New Series B Common Stock Election Trust in accordance with this Plan and the New Series B Common Stock Election Trust Agreement. The Reorganized Debtor reserves the right in addition to issue shares of New Series B Common Stock to Holders of Allowed Class 6 Claims making the New Series B Common Stock Election as is necessary to preserve certain tax attributes of the Debtor.

Notwithstanding anything to the contrary in this Plan, at Holdco’s election, in its sole and absolute discretion, any holder of an Allowed Class 4 Claim who may not be a holder of New Class A Common Stock consistently with an exemption under the Investment Company Act that Holdco elects to use, may be deemed to have elected the New Series B Common Stock Election.

7.	Class 7 (Convenience Claims).

Class 7 consists of Convenience Claims. Each holder of an Allowed Convenience Claim shall receive, on account of and in full satisfaction of its Allowed Convenience Claim, Cash equal to 100% of the amount of the Allowed Convenience Claim on the later of (x) the Effective Date, and (y) the date an order of the Bankruptcy Court allowing the Convenience Claim becomes a Final Order. Class 7 is unimpaired under the Plan and the holders of Class 7 Allowed Convenience Claims are deemed to accept the Plan pursuant to section 1126(f) of the Code.

8.	Class 8 (Holders Of Interests).

Class 8 is comprised of holders of Interests. Holders of Class 8 Interests shall neither receive nor retain any property under the Plan and all Interests of the Debtor shall be cancelled as of the Effective Date. Class 8 is impaired under the Plan and the holders of Class 8 Interests are deemed to reject the Plan.

ARTICLE IV.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Default Rejection of Executory Contracts and Unexpired Leases.

All Executory Contracts or Unexpired Leases of the Debtor, except (a) those previously assumed and assigned by Final Order and (b) those which are assumed under the Plan, are rejected. The Plan Proponents shall file a schedule of executory contracts and Unexpired Leases to be assumed, if any, in the Plan Supplement.

B.	Procedural Issues.

The Plan shall constitute a motion to reject any executory contracts and unexpired leases not identified in the Plan Supplement as executory contracts or unexpired leases to be assumed, and the

Debtor and Reorganized Debtor shall have no further liability thereunder. The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code and that the rejection thereof is in the best interest of the Debtor, its Estate and all parties in interest in the Case.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Claims created by the rejection of executory contracts and unexpired leases pursuant to Article IV. A. of the Plan, or the expiration or termination of any executory contract or unexpired lease prior to the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtor no later than thirty (30) days after the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease pursuant to Article IV.A. for which proofs of Claim are not timely filed within that time period will be forever barred from assertion against the Debtor, the Reorganized Debtor, the Estate, its successors and assigns, and its assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in this Plan. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

1.	Cure of Defaults.

Any provisions or terms of the Debtor’s executory contracts or unexpired leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure or by a waiver of Cure agreed upon between the Plan Proponents and applicable non-debtor counterparty. Except with respect to executory contracts or unexpired leases in which the Plan Proponents and the applicable non-debtor counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure must be Filed on or before the Cure Bar Date. Any request for payment of Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or further notice to or action, order, or approval of the

Bankruptcy Court, and any such Claim for Cure shall be deemed fully satisfied, released, and discharged, notwithstanding anything included in the Schedules or in any proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized Debtor from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtor also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

2.	Objections to Cure.

If the Plan Proponents or Reorganized Debtor, as applicable, object to any request for Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then such Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Reorganized Debtor and the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption. The Plan Proponents and Reorganized Debtor, as applicable, reserve the right, either to reject or nullify the assumption of any executory contract or unexpired lease no later than thirty (30) days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease.

3.	Release and Satisfaction of Debtor upon Assumption.

Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise and after satisfaction of any Cure, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption.

E.	Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Plan Proponents that any such contract or lease is in fact an executory contract or unexpired lease or that the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Plan Proponents or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F.	Indemnification Obligations.

Notwithstanding anything herein to the contrary, except with respect to any D&O that waives its releases form the Debtor, whether expressly or impliedly, as of the Effective Date, any and all proofs of claim against the Debtor by the D&Os regarding any purported Indemnification Obligations shall be deemed withdrawn without prejudice, and the D&Os shall be deemed to have released the Debtor and the Reorganized Debtor from any purported Indemnification Obligations; provided, however, that solely to the extent necessary to ensure that the D & Os Insurance Coverage for all D & Os is fully preserved, the D&Os shall be permitted to file proofs of claim against the Debtor or Reorganized Debtor (notwithstanding any applicable bar dates) regarding purported Indemnification Obligations and the release of such Indemnification Obligations by the D&O shall then be deemed null and void; provided further, however, that nothing herein shall prevent or prohibit the Debtor or Reorganized Debtor from objecting to or otherwise contesting the validity of or the amounts claimed under any purported Indemnification Obligations. Nothing in the foregoing paragraph is intended to give any D&O the right to assert an Indemnification Obligation if such D&O did not already possess such right, including claims for Indemnification Obligations that were time-barred prior to the Effective Date, except to the extent the only reasons such claims are time-barred is due to the failure to a D&O to file a claim by an applicable deadline in the Case.

G.	Insurance Policies.

Each insurance policy owned by the Debtor that provides D&O Insurance Coverage shall be assumed by the Reorganized Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such insurance policy is executory, unless such insurance policy previously was rejected by the Debtors pursuant to a Bankruptcy Court order; provided, however, that any such assumption by the Debtor and the Reorganized Debtor shall not result in the Debtor or the Reorganized Debtor being required to make any cash disbursements on account of such insurance policy. Notwithstanding anything to the contrary in the Plan or the Plan Supplement (including any other provision that purports to be preemptory or supervening), nothing in the Plan or the Plan Supplement shall in any way operate to, or have the effect of, impairing the legal, equitable or contractual rights of the Debtor’s insurers, if any, in any respect or the rights of the Debtors or any other party against the Debtor’s insurers or in respect of any insurance of the Debtors or in connection with the provision of any insurance with respect to any claim or cause of action asserted against any of the D & Os. The rights of the Debtor’s and the Debtor’s insurers vis-à-vis one another shall be determined under their respective insurance policies and any related agreements with the Debtor, if any, subject to the rights of the Debtor to assume any such policy or agreement in accordance with this provision .

ARTICLE V.

MEANS OF IMPLEMENTATION OF THE PLAN

A.	Corporate Existence.

Except as otherwise provided in the Plan or Plan Supplement, the Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate Entity with all the powers of a corporation pursuant to the applicable law in the jurisdiction in which the Debtor is incorporated or formed and pursuant to the certificate of incorporation, charter and bylaws in effect prior to the Effective Date, except to the extent Holdco elects to reincorporate in another state or territory, or make any other amendments to such certificate of incorporation, charter or bylaws, pursuant to documents contained in the Plan Supplement, in which case such documents in effect prior to the

Effective Date are deemed to be amended pursuant to the Plan and require no further action or approval. For the avoidance of doubt, the Reorganized Debtor may reincorporate, from and after the Effective Date, the state, territory or other political subdivision of the United States of America, as the Reorganized Debtor in its sole discretion may select.

B.	Directors/Officers of the Debtor on the Effective Date; Plan Committee.

1.	Release and Discharge of Duties and Obligations of Directors and Officers.

On the Effective Date, the then current directors and officers of the Debtor shall be released and discharged from all further authority, duties, responsibilities and obligations relating to and arising from the Debtor or the Case.

2.	Plan Committee.

As of the Effective Date, the Plan Committee shall be created and shall consist of three members of the New Board: Kenneth Tepper, Birge Watkins, and Michael Piracci. Although the Plan Committee will be a subset of the New Board, for all matters other than New Board Interested Transactions and Financing Arrangements (each as defined below), the Plan Committee will have substantially reduced voting power as compared to the other members of the New Board. During such time as the Plan Committee may be in existence, each member of the Plan Committee shall be compensated in an amount not to exceed $35,000 per year from the Reorganized Debtor, and shall receive no other form of compensation from the Reorganized Debtor in any other capacity. Each Plan Committee member shall serve for a term of five years, unless the Plan Committee has completed its duties hereunder and has been dissolved. In that case, each Plan Committee member’s term shall expire on the next business day following the next meeting of the New Board that occurs after the dissolution of the Plan Committee. The New Board shall have absolutely no right, power or authority to remove any member of the Plan Committee or alter their compensation in any manner whatsoever. The Plan Committee shall oversee and have decision-making authority regarding any litigation and/or settlement of Causes of Action, including the FDIC Causes of Action, and the administration of Distributions. Without limiting the generality of the immediately preceding sentence, the Plan Committee shall have the power, right, authority and obligation to seek and implement the appropriate arrangement to compensate professionals and “Financing Arrangements (as defined below) (including financial advisors, employees, and attorneys, which may include any Entity or Person, including firms or individuals currently or prospectively affiliated or employed by the Debtor and/or the Reorganized Debtor, Persons who are Insiders, or Persons who may have conflicts of interest with the Reorganized Debtor, and may include, without limitation, Holdco, its affiliates, attorneys or other professional advisors, but shall exclude members of the Plan Committee) with respect to Causes of Action, which may include but shall not be limited to one or a combination of contingency arrangements and/or dilutive capital raising initiatives that may include contingent liens on future proceeds of the Causes of Action and may dilute and impact the recoveries of all holders of New Common Stock and New Series B Common Stock Election Trust Interests, including any holders who made the New Series B Common Stock Election; provided, however, that any such Financing Arrangement shall be subject in all respects to the restrictions and limitations contained in Article V.S below.

Notwithstanding any other provision in the Plan or Disclosure Statement, the Plan Committee shall have the sole discretion to determine whether the Reorganized Debtor shall enter into transactions in which any members of the New Board, other than the members of the Plan Committee, have an interest (such transactions, “New Board Interested Transactions”). The members of the New Board that are not Plan Committee members, in turn, shall have sole discretion to determine whether the Reorganized Debtor shall enter into transactions in which any member of the Plan Committee has an interest.

In addition, notwithstanding any other provision in the Plan or Disclosure Statement, the Plan Committee shall have the unequivocal and sole authority to determine the appropriate financing arrangement (the “Financing Arrangement”) with respect to all Causes of Action and may execute such documents relating to such Financing Arrangement which will be borne by and shall be binding on holders of New Common Stock and holders of New Series B Common Stock Election Trust Interests (including, for the avoidance of doubt, holders who made the New Series B Common Stock Election); provided, however, that any such Financing Arrangement shall be subject in all respects to the restrictions and limitations contained in Article V.S below. For the avoidance of doubt, the costs associated with the Financing Arrangement shall be shared by all of the holders of interests described in the immediately preceding sentence. The fiduciary duties of the members of the Plan Committee (in their capacity as Plan Committee members) shall run to all parties entitled to Distributions under the Plan, whether or not such beneficiaries have elected the New Series B Common Stock Election. The Reorganized Debtor shall seek approval of any settlement of a Material Cause of Action from the Bankruptcy Court by the filing of an appropriate motion, and such approval shall be governed by Fed.R.Bankr.P. 9019, shall only come after a hearing, upon notice to all parties requesting service pursuant to Bankruptcy Rule 2002 or to such Entities as the Court may order.

3.	Removal or Resignation of Plan Committee Members

(a)	In the event one or more members of the Plan Committee resign or are removed for cause (as defined below), the remaining members of the Plan Committee (collectively, the “Remaining Members”) shall fill the vacancy with a replacement member having equivalent or greater experience, knowledge and independence as the member being replaced.

(b)	If the Remaining Members are unable to agree on a replacement member within 60 days after the date on which the member being replaced gives notice of his or her resignation or is notified of his or her removal, then any Remaining Member of the Plan Committee may petition the Bankruptcy Court for the appointment of a replacement member.

(c)	No member may resign without giving at least 90 calendar days’ prior written notice thereof to the Remaining Members of the Plan Committee.

(d)	If by the 60th calendar after the date on which the member being replaced gives notice of his or her resignation or is notified of his or her removal, a duly qualified replacement member has not been selected, agreed upon and appointed by the Remaining Members of the Plan Committee, then the Remaining Members of the Plan Committee shall promptly deliver to all of the beneficial holders of the Class A Stock and Class B Stock a written notice thereof.

(e)	No member of the Plan Committee may be removed, except for cause, as determined by any of the following:

1.	So long as the Plan Committee consists of three (3) members, the unanimous action of the two (2) other members of the Plan Committee; or

2.	The Bankruptcy Court upon the petition of any member of the Plan Committee.

As used in this section, the term “cause” shall mean (i) the commission of an act of fraud, (ii) the willful and persistent neglect of his or her duties as a member of the Plan Committee, or (iii) the inability to perform his or her duties due to his or her mental or physical condition.

C.	Cancellation of Debentures, Indentures and Equity Interests.

1.	Cancellation of Debentures.

On the Effective Date, except to the extent otherwise provided herein (including for avoidance of doubt, Sections 2 and 3 of Article V.C. of this Plan), all notes, stock, instruments, certificates and other documents evidencing the Debenture Unsecured Claims and Equity Interests, including the Senior Debt Documents, shall be deemed automatically canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtor thereunder or in any way related thereto shall be discharged.

2.	Limited Survival of Senior Debt Documents.

Notwithstanding anything to the contrary contained in this Plan, (a) the Senior Debt Documents will continue in effect solely for purposes of (i) allowing the Indenture Trustee to receive and make the Distributions to be made pursuant to this Plan on account of Debenture Unsecured Claims, from Distributions received from the Reorganized Debtor in accordance with the Indentures and this Plan, and (ii) permitting the Indenture Trustee to maintain any rights or Charging Liens that it may have under the applicable Senior Debt Documents to receive Indenture Trustee Fees and indemnification, provided that the Reorganized Debtor will not have any obligation to the Indenture Trustee for payment of any Indenture Trustee Fees or indemnifications except as otherwise provided in this Plan, and (b) the Debentures will continue in effect solely for the purposes of permitting Holders thereof to receive Distributions from the Indenture Trustee in accordance with the applicable provisions of the Indentures and this Plan.

3.	Limited Preservation of Indenture Trustee Rights to Charging Liens.

To the extent that, under the Senior Debt Documents, the Indenture Trustee is entitled to Charging Liens on account of unpaid Indenture Trustee Fees, recoveries under the Plan will be adjusted so that sufficient Cash Distributions are available to allow the Indenture Trustees to exercise such Charging Liens against Cash distributed under the Plan. Payment of fees, if any, to the Indenture Trustees will reduce recoveries to all Holders of Debenture Unsecured Claims regardless of whether they make the New Series B Common Stock Election or receive the New Series A Common Stock.

4.	Payment of Holdco Fees

a. The Reorganized Debtor shall pay the Holdco Fees as soon as reasonably practicable after the Effective Date; provided, however, notwithstanding any provision contained herein to the contrary, the total amount of all such Holdco Fees to be paid by the Reorganized Debtor shall not exceed, at any time, $500,000. As a precondition to payment of any Holdco Fees, Holdco shall, after the Effective Date, submit to the Bankruptcy Court its invoices and an application for payment of such Holdco Fees. The Bankruptcy Court shall review each application for payment of Holdco Fees for reasonableness, as required under section 1129(a)(4) of the Bankruptcy Code. After the Bankruptcy Court has approved an application for payment of Holdco Fees as reasonable, the Reorganized Debtor shall, as soon as practicable thereafter, pay or otherwise reimburse Holdco in Cash for up to $500,000 of all such Holdco Fees.

b. Notwithstanding the Bankruptcy Court’s approval of the Holdco Fees as reasonable, the Reorganized Debtor may set aside cash for the Operating Reserve (as defined in Article V.C.5) and create reserves for Disputed Claims, Administrative Claims, Priority Tax Claims, Secured Claims, Non-FDIC Priority Claims, and FDIC Priority Claims, and it will not be practicable for the Reorganized Debtor to pay the Holdco Fees until such time as there is sufficient cash, net of these reserves, to pay the Holdco Fees.

c. Payment of the Holdco Fees shall not reduce the recovery, if any, of the FDIC in connection with any Allowed FDIC Non-Priority Claims, and the FDIC will be entitled to receive the same Distribution that it would otherwise be entitled to receive absent payment of the Holdco Fees. Notwithstanding any provision contained herein to the contrary, the Reorganized Debtor will not be required to reimburse Holdco or Holdco’s professionals in Cash for the Holdco Fees until such time that the Plan Committee determines, in its sole but reasonable discretion, that payment of the Holdco Fees will not reduce any Distribution to which the FDIC may become entitled.

d. If and only if Holdco elects in its sole discretion, payment of the Holdco Fees shall not reduce the recovery, if any, of the Holders of Allowed Other Unsecured Claims, and such Holders will be entitled to receive the same Distributions that they would otherwise be entitled to receive absent payment of the Holdco Fees. If Holdco makes this election, the Reorganized Debtor will not be required to reimburse Holdco or Holdco’s professionals in Cash for the Holdco Fees until such time that the Plan Committee determines, in its sole discretion, that payment of the Holdco Fees will not reduce any Distributions to which the Holders of Allowed Other Unsecured Claims may become entitled.

5.	Payment of Indenture Trustee Fees.

a. Subject to the provisions of paragraphs (a) and (c) below, the Reorganized Debtor shall pay all of the Indenture Trustee Fees in full in Cash; provided, however, so long as the Reorganized Debtor has not received any Net Recovery Proceeds, such Indenture Trustee Fees shall only be due and payable from the Debtor and/or the Reorganized Debtor, to the extent and only to the extent, that there is any Cash remaining after the payment on or about the Effective Date of the following (the total amount of said remaining Cash is hereinafter referred to as the “Indenture Trustee Fee Initial Payment”):

(i) all Allowed Administrative Claims as of the Effective Date;

(ii) all of the Holdco Fees; provided, however, notwithstanding any provision contained herein to the contrary, the total amount of all such Holdco Fees to be paid by the Reorganized Debtor shall not exceed, at any time, $500,000;

(iii) reserves for Disputed Claims, Administrative Claims, Priority Tax Claims, Secured Claims, Non-FDIC Priority Claims, and FDIC Priority Claims; and

(iv) after payment of (i), (ii), and (iii) above, $700,000 in Cash (or such lesser amount as reasonably determined in the sole but reasonable discretion of the Plan Committee) to fund the operations, including administrative, legal, and other expenses, of the Reorganized Debtor and the New Series B Common Stock Election Trust (the “Operating Reserve”).

For avoidance of doubt, so long as the Reorganized Debtor has not received any Net Recovery Proceeds, neither the Debtor nor the Reorganized Debtor shall have any obligation whatsoever to pay any Indenture Trustee Fees pursuant to this paragraph (a) that are in excess of the Indenture Trustee Fee Initial Payment.

b. As a precondition to the payment by the Reorganized Debtor of the Indenture Trustee Fees incurred prior to the Effective Date, the Indenture Trustee shall submit to the Bankruptcy Court (i) its invoices for such Indenture Trustee Fees (which invoices shall be in reasonable detail but may be redacted in order to preserve any privileges, work-products or legitimate confidentialities of the Indenture Trustee) and (ii) one or more applications for payment of such Indenture Trustee Fees. The Bankruptcy Court shall review each application for payment of Indenture Trustee Fees for reasonableness, as and to the extent required under section 1129(a)(4) of the Bankruptcy Code. After the Bankruptcy Court has approved an application for payment of Indenture Trustee Fees as reasonable, the Reorganized Debtor shall, as soon as practicable thereafter (but in any event, within ten (10) calendar days after the Bankruptcy Court has entered an order so approving the payment of such Indenture Trustee Fees, but subject to paragraph (a) above and (c) below) pay the Indenture Trustee in Cash for such Indenture Trustee Fees.

c. Payment of the Indenture Trustee Fees shall not reduce the recovery, if any, of the Holders of Allowed FDIC Non-Priority Claims or Allowed Other Unsecured Claims, such Holders will be entitled to receive the same distributions that they would otherwise be entitled to receive absent payment of such Indenture Trustee Fees, and the Reorganized Debtor is authorized to make future cash payments to such Holders, if necessary, in order to ensure that their recoveries are not reduced in connection with any future payment of the Indenture Trustee Fees. Notwithstanding provision contained herein to the contrary, the Reorganized Debtor will not be required to pay the Indenture Trustee Fees until such time as the Plan Committee determines, in its sole but reasonable discretion, that payment of the Indenture Trustee Fees will not reduce any Distribution to which the FDIC may become entitled.

d. For any Indenture Trustee Fees that are not otherwise paid by the Indenture Trustee Fee Initial Payment for whatever reason whatsoever, as provided in paragraphs (a) and (b) above, upon receipt by the Reorganized Debtor of any Net Recovery Proceeds, the Reorganized Debtor shall promptly (but in any event within ten (10) calendar days of its receipt of any such Net Recovery Proceeds) pay using such Net Recovery Proceeds any then remaining unpaid Indenture Trustee Fees until all such remaining unpaid Indenture Trustee Fees have been paid in full in Cash (all such payments by the Reorganized Debtor to the Indenture Trustee pursuant to this paragraph (d) are hereinafter sometimes referred to collectively as the “Indenture Trustee Fee Final Payment”)(the Indenture Trustee Fee Initial Payment and the Indenture Trustee Final Payment are hereinafter sometimes referred to collectively as the “Indenture Trustee Payments”). For the avoidance of doubt, the Indenture Trustee Fee Final Payment shall be payable only from Net Recovery Proceeds.

e. Upon its receipt of all of the Indenture Trustee Payments, the Indenture Trustee shall promptly (but in any event, within one (1) Business Day thereafter) confirm in writing to the Reorganized Debtor its receipt of the Indenture Trustee Payments (the date on which the Indenture Trustee so delivers such written confirmation to the Reorganized Debtor is hereinafter referred to as the “Charging Lien Termination Date”). Effective as of the Charging Lien Termination Date, all Charging Liens in favor of the Indenture Trustee shall immediately and automatically terminate and shall have no further force and effect.

f. For avoidance of doubt, at all times prior to the Charging Lien Termination Date, (i) nothing contained in this Plan (including, without limitation, the provisions of paragraphs (a), (b), (c), (d) and (e) above) shall prohibit, prevent, restrict, limit or prejudice, in any way, the right of the Indenture Trustee to exercise its Charging Liens against any Distributions (whether in the form of Cash (including any Cash consisting of Net Recovery Proceeds), Common Stock or other property) to be made to the Holders of the Allowed Debenture Unsecured Claims in order to pay any unpaid Indenture Trustee Fees that may be due and owing to the Indenture Trustee; and (ii) any portion of the Indenture Trustee Fees which is not otherwise paid in full in Cash pursuant to the provisions of paragraphs (a) and (b) above shall be recoverable by the Indenture Trustee through the exercise of its Charging Liens before any Distributions are made to the Holders of the Allowed Debenture Unsecured Claims.

g. Until the Charging Lien Termination Date, (i) the Indenture Trustee or its agent and representative shall receive and hold in its actual possession all shares of New Common Stock that are to be distributed under this Plan to the Holders of the Allowed Debenture Unsecured Claims, solely for the purpose of perfecting its Charging Liens in such shares; and (ii) the Reorganized Debtor will consciously mark its stock register to acknowledge and reflect that such shares are encumbered by the Indenture Trustee’s Charging Liens and may not be sold, transferred, assigned, pledged or otherwise conveyed to any Person, without the prior written consent of the Indenture Trustee, which consent may be withheld by the Indenture Trustee in its sole and absolute discretion. If, however, the Plan Proponents determine in their sole but reasonable discretion the provisions of this paragraph (g) may result in material adverse tax consequences for the Reorganized Debtor arising under Section 382(l)(5) of the Internal Revenue Code, the Plan Proponents and the Indenture Trustee will determine and implement, a different solution to preserve, and maintain the perfection and priority of, the Indenture Trustee’s Charging Liens on such shares that do not result in material adverse tax consequences to the Reorganized Debtor. Such renegotiated resolution shall not be considered a material or adverse modification to the Plan.

D.	Reorganized Debtor Securities.

1.	New Series A Common Stock.

The Reorganized Debtor’s equity interests shall consist of New Series A Common Stock, and, if the Reorganized Debtor elects (if necessary to cause Section 382(l)(5) of the Internal Revenue Code to apply to the Plan), the New Series B Common Stock, as provided in section V.D.2. below. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtor shall issue or reserve for issuance all securities to be issued pursuant to the terms of the Plan, without need for any further corporate or shareholder action. Shares of the New Series B Common Stock on account of the New Series B Common Stock Election, depending on the election of the applicable Holder of a particular General Unsecured Claim, shall be issued Pro Rata to (a) Holders of Allowed Debenture Unsecured Claims, (b) Holders of Allowed FDIC Non-Priority Claims, and (c) Holders of Allowed Other Unsecured Claims.

2.	Issuance of New Series B Common Stock (Separate Series or Classes of Common Stock).

a. General Provisions.

Unless Holdco determines in its sole discretion prior to the Effective Date that issuance of New Common Series B Common Stock is unnecessary to preserve the Reorganized Debtor’s tax attributes, on the Effective Date each Holder that has made a New Series B Common Stock Election with respect to which the Reorganized Debtor chooses to issue New Series B Common Stock shall be issued, in lieu of or in exchange for New Series B Common Stock Election Trust Interests, New Series B Common Stock. In such case, the New Series B Common Stock Election Trust Interests that would have been issued to such Holders will instead be issued to a wholly owned, special purpose bankruptcy remote vehicle of the Reorganized Debtor and the New Series B Common Stock Election Trust Agreement and the Reorganized Debtor’s certificate of incorporation shall provide that (i) any Distributions on account of such New Series B Common Stock Election Trust Interests held by such special purpose vehicle shall be used exclusively for funding dividend, distribution, or redemption payments on the New Series B Common Stock and (ii) each holder of New Series B Common Stock shall be entitled to its Pro Rata share of Net Free Cash as if such Holder had received New Series B Common Stock Election Trust Interests in accordance with this Plan and the New Series B Common Stock Election Trust Agreement. If New Series B Common Stock is issued to the Holders making a New Series B Common Stock Election as provided above, then (x) the certificate of incorporation, charter and bylaws of the special purpose vehicle referred to above shall be subject to the approval of Holdco and the Indenture Trustee, (y) the rights, preferences and privileges of the New Series B Common Stock contained in the certificate of incorporation, charter and bylaws of the Reorganized Debtor shall be subject to the approval of Holdco and the Indenture Trustee; and (z) the certificate of incorporation of Reorganized Debtor shall provide that (I) the holder of each share of New Series B Common Stock, if any, shall be entitled to receive a dividend, distribution, redemption, or similar payment corresponding to and from Distributions that are made from the New Series B Common Stock Election Trust representing such Holder’s pro rata share of the amount of such New Series B Common Stock Election Trust Cash in accordance with this Plan and the New Series B Common Stock Election Trust Agreement, (II) the holder of each share of New Series B Common Stock shall be entitled to a liquidation preference in an aggregate amount equal to the their respective pro rata share of the fair market value of the New Series B Common Stock Election Trust Property, as of the date of the liquidation or dissolution of the Reorganized Debtor, which may be satisfied by the distribution of the New Series B Common Stock Election Trust Interests held by the special purpose vehicle created pursuant to this Plan to the holders of the New Series B Common Stock pursuant to such liquidation or dissolution and (III) Reorganized Debtor may not be merged or consolidated with any other Entity or liquidated or dissolved at any time that the New Series B Common Stock is outstanding unless adequate provision is made to secure the right of the holders of the New Series B Common Stock to receive Distributions of Net Free Cash as provided for in the Plan. Alternatively, the New Series B Common Stock Election Trust Agreement, the Reorganized Debtor’s certificate of incorporation, and the certificate of incorporation, charter and bylaws of the special purpose vehicle referred to above, shall provide that at any time on or after the Effective Date, the New Board shall in its discretion distribute the New Series B Common Stock Election Trust Interests held by such special purpose vehicle to holders of

New Series B Common Stock in the form of a dividend, distribution, redemption, or any other type of payment, after which the Reorganized Debtor shall have no further obligations to make distributions to holders of New Series B Common Stock. Moreover, prior to the Effective Date and at the election of Holdco, in lieu of the creating a special purpose vehicle, the Debtor may distribute New Series B Common Stock Election Trust Interests directly to holders of New Series B Common Stock on the Effective Date, which such distribution shall be in addition to, and not in lieu of the shares of New Series B Common Stock to be distributed on such date.

b. Alternative Treatment.

Alternatively, to the extent the Reorganized Debtor issues the New Series B Common Stock as one or more separate series or classes of common stock on account of part of the New Series B Common Stock Election, which shall be in addition to, and not in lieu of, the other Distributions to which a Holder making the New Series B Common Stock Election is entitled to receive under the Plan), each Holder who elects to receive the New Series B Common Stock Election:

(i)	shall be entitled on account of such New Series B Common Stock to a pro rata share (such share to be calculated based on such Holder’s number of shares of such New Series B Common Stock divided by the total outstanding shares as of the Effective Date of New Series B Common Stock issued to Holders who elect to receive the New Series B Common Stock) of any Net Free Cash that constitutes net proceeds of the Causes of Action, pursuant to redemption upon the terms set forth in the Reorganized Debtor’s charter upon entry of a Final Order resolving the Causes of Action; and

(ii)	shall also be entitled to a right of payment equal to such holder’s Pro Rata share of Net Free Cash that does not constitute the proceeds of the Causes of Action.

Each share of New Series B Common Stock shall entitle the Holder of such share to exercise voting rights equal to 1/20 of the voting rights exercisable by each of Holder of New Series A Common Stock.

3.	FDIC Priority Claims Determination.

If the Effective Date occurs prior to the entry of a n order of the Bankruptcy Court resolving the FDIC Priority Claims, the Reorganized Debtor shall not make any Cash Distributions to Holders of New Series A Common Stock or the New Series B Common Stock Election Trust, and the New Series B Common Stock Election Trustee shall not make any Cash distributions to the Holders of New Series B Common Stock Election Trust Interests until the entry of an order of the Bankruptcy Court resolving the FDIC Priority Claim. Following the Effective Date, if (a) there is a Final Order that makes FDIC Priority Claims Allowed Claims and (b) the Plan Committee determines, in its sole discretion, that the Allowed FDIC Priority Claims exceeds the aggregate total of Estate assets available for distribution, the Plan Committee shall administer the orderly liquidation of the Reorganized Debtor’s assets (and consistent with its fiduciary duties shall continue to maximize the value of such assets) and make distributions to Holders of Allowed Claims in accordance with all applicable laws and payment priorities (statutory or contractual). Notwithstanding anything to the contrary, the Plan Committee shall only be obligated to make payments to any party in accordance with the foregoing when it has Net Free Cash available to do so.

4.	Dividends, Other Attributes.

a. Dividends.

Except as otherwise provided by applicable law or in the corporate documents that will be included in the Plan Supplement, the holders of New Series A Common Stock and the New Series B Common Stock, if any, shall share ratably in all dividends and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise. Without limiting the generality of the immediately preceding sentence, Holders of Allowed Claims who properly and timely make the New Series B Common Stock Election shall not receive an amount greater than the Pro Rata portion of Net Free Cash that such Holders would have received if all Net Free Cash was Distributed Pro Rata to all Holders of Allowed General Unsecured Claims, and all Cash received by such Holders, whether on account New Series B Common Stock Election Trust Interests or New Series B Common Stock, shall be applied in reduction of such amount.

b. Other Attributes of New Series A and B Common Stock.

Shares of New Series A Common Stock and the New Series B Common Stock, if any, shall have conversion rights, redemption rights, preemptive rights, transfer restrictions and other rights, responsibilities and restrictions typically associated with common stock, all as set forth in the Plan Supplement, in order to preserve and maximize the value of all tax attributes that are or will be held by the Reorganized Debtor from and after the Effective Date.

c. Redemption of Common Stock.

The New Board may elect to redeem all shares of New Common Stock held by a particular stockholder as set forth in this Plan, so long as the New Common Stock is redeemed for Fair Market Value Price. For purposes of the redemption of the New Common Stock, to determine whether the New Common Stock is redeemed for Fair Market Value, the New Board shall rely on a nationally recognized accounting or valuation firm selected by the Plan Committee to determine the Fair Market Value Price for the New Common Stock. Prior to making a final determination to exercise the Reorganized Debtor’s redemption right under this paragraph, the Reorganized Debtor shall send a written notice to such stockholder (at the notice address appearing in the Reorganized Debtor’s records) advising the stockholder of the Reorganized Debtor’s intention to exercise its redemption right. In the event that the stockholder notifies the Reorganized Debtor in writing (within 60 days after the date of the Reorganized Debtor’s notice) that such stockholder objects to the redemption of its shares, then the Reorganized Debtor shall not exercise the redemption right. In the event that the stockholder does not respond to the Reorganized Debtor’s notice within 60 days the stockholder is deemed to have consented to the proposed redemption. In the event that the stockholder does not respond to the Reorganized Debtor’s notice within 60 days after the date of the Reorganized Debtor’s notice (or the stockholder notifies the Reorganized Debtor that it approves or does not object to such redemption), then the New Board shall be entitled to make a final determination to exercise the redemption right. In the event that the New Board makes such a final determination, then the redemption shall take place on a date determined by the New Board (but such redemption date shall be no later than 30 days after the New Board’s final determination) and shall be at a price equal to the Fair Market Value Price. The purchase price payable in any such redemption shall be paid in cash or by check on the closing date. Such redemption shall be effective on the closing date of the redemption regardless of whether or not the stockholder participates in the closing or delivers his or its stock certificate to the Reorganized Debtor for cancellation. No New Common Stock shall be redeemed pursuant to this section until the conclusion of determination of the FDIC Causes of Action.

E.	Exemption from the Registration Requirements of the Securities Act; Investment Company Act.

1.	Exemption from Securities Act.

The offering, issuance, and distribution of securities pursuant to the Plan shall be exempt from the registration requirements of section 5 of the Securities Act as one or more private placements pursuant to any and all applicable exemptions, including, as applicable, exemptions provided by Section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act, based on the number of creditors receiving securities under the Plan, the Reorganized Debtor’s belief as to their status as accredited investors, and other factors. As a result, the securities issued under the Plan likely will be “restricted securities” for purposes of the federal securities laws. The Reorganized Debtor also reserves all rights to rely, if necessary in its sole discretion, on other exemptions to the registration requirements of section 5 of the Securities Act.

2.	Investment Company Act.

In addition, the Reorganized Debtor expects to rely on one or more of the exemptions contained in the Investment Company Act, which exemptions may include, without limitation, exemptions under Sections 3(c)1 and 3(c)7. Companies that are investment companies within the meaning of the Investment Company Act, and that do not qualify for an exemption from the provisions of such Act, are required to register with the Securities and Exchange Commission and are subject to substantial regulations with respect to capital structure, operations, transactions with affiliates and other matters. In the event such companies do not register under the Investment Company Act, they may not, among other things, conduct public offerings of their securities in the United States or engage in interstate commerce in the United States.

F.	Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, charter, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtor determines are necessary or appropriate.

G.	Corporate Action.

Each of the matters provided for by the Plan involving the corporate structure of the Debtor or corporate, financing or related actions to be taken by or required of the Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, the directors of the Debtor or any other Entity. Without limiting the foregoing, such actions will include: the adoption and (as applicable) filing of amended and restated certificate of incorporation, charter, bylaws and other governance documents; the appointment of officers and (as applicable) directors for the Reorganized Debtor; the issuance of the New Series A Common Stock and any security or instrument issued by the Reorganized Debtor on account of part of the New Series B Common Stock Election, and all related documents and instruments (as applicable). The Reorganized Debtor shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan.

H.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtor, and the officers and members of the New Board thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, and the Reorganized Debtor may make non-material modifications to the documents set forth in the Plan Supplement, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

I.	Exemption from Certain Transfer Taxes and Recording Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, sales tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.	Board Representation.

The New Board shall be disclosed by the Plan Proponents in the Plan Supplement to be filed in accordance with section 1129(a)(5) of the Bankruptcy Code. Holdco will select the members of the New Board. The initial members of the New Board, other than the Plan Committee, shall serve staggered terms of one and two years, as designated. The New Board shall be elected on a staggered three-year basis by the holders of New Series A Common Stock and (as applicable and as may be in accordance with the Reorganized Debtor’s articles of incorporation) holders of New Series B Common Stock. The New Board shall have all authority to make business decisions under applicable law with respect to all matters affecting the Reorganized Debtor, including investment activity and the Causes of Action.

K.	Senior Management.

Senior management of the Reorganized Debtor shall also be selected by Holdco and disclosed by the Plan Proponents in the Plan Supplement, and the New Board will select members of the senior management as needed after the Effective Date. The Reorganized Debtor may, but shall not be required to, enter into one or more contracts with one or more Entities to outsource or subcontract certain management functions, and the identity or identities of such Entities with whom the Reorganized Debtor may contract as of the Effective Date shall be disclosed in the Plan Supplement, and thereafter the New Board may enter into such contracts with one or more such Entities. These members of senior management or Entities as described in this section may include, without limitation, firms or individuals currently or prospectively affiliated or employed by the Debtor and/or the Reorganized Debtor, Persons who are Insiders, or Persons who may have conflicts of interest with the Reorganized Debtor, and may include, without limitation, Holdco, its affiliates, principals, members, attorneys or other professional advisors. To the extent permitted by the law of the state or territory in which the Reorganized Debtor is incorporated, the Reorganized Debtor’s charter, by laws or other governing documents may provide that the members of the Plan Committee shall serve as special directors solely for purposes of voting whether to approve any such contract with respect to which existing members of the New Board may have an interest.

L.	Vesting of Assets in the Reorganized Debtor.

Except as otherwise provided in this Plan (including for avoidance of doubt, Sections 2 and 3 of Part C of Article V of this Plan) or in any agreement, instrument or other document relating thereto, on or after the Effective Date pursuant to section 1141 of the Bankruptcy Code, all property of the Estate, all property of the Debtor (including, without limitation, any and all assets acquired by the Debtor after the Petition Date) shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. Except as may be provided in this Plan or the Confirmation Order, including without limitation with respect to the New Series B Common Stock Election Trust, on and after the Effective Date, the Reorganized Debtor may use, acquire or dispose of its property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

M.	Prohibition Against Pledging Assets.

Notwithstanding anything to the contrary contained herein, the Reorganized Debtor shall be precluded from, and the Confirmation Order shall expressly prohibit the Reorganized Debtor from, pledging any interest in (a) the Disputed Reserve or the assets therein; (b) the New Series B Common Stock Election Trust or the assets therein; or (c) any assets, or the proceeds thereof, that are or could become part of the New Series B Common Stock Election, including without limitation any Causes of Action or the proceeds thereof. The Confirmation Order shall also provide that any such pledge in violation of this section of the Plan is null and void.

N.	Deregistration.

As soon after the Effective Date as is practicable, the Reorganized Debtor shall terminate its registration under the Securities and Exchange Act of 1934 by filing a Form 15 “Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 12 and 15(d) of the Securities and Exchange Act of 1934” with the United States Securities and Exchange Commission and shall otherwise comply with the statutory or regulatory requirements of a publicly traded company, including, but not limited to, seeking to deregister the Equity Interests.

O.	Allowance of Debenture Unsecured Claims.

The Debenture Unsecured Claims will be deemed to be Allowed Claims in the amount set forth in the proofs of claim filed by the Indenture Trustee.

P.	New Series B Common Stock Election Trust.

1.	General.

On or before the Effective Date, the New Series B Common Stock Election Trust Agreement, in form and substance satisfactory to Holdco and substantially as set forth in the Plan Supplement, will be executed and all other necessary steps will be taken to establish the New Series B Common Stock Election Trust and the beneficial interests therein, which will be for the benefit of the holders of Allowed General Unsecured Claims, whether Allowed on or after the Effective Date, that chooses the New Series B Common Stock Election. In the event of any conflict or inconsistency between the terms of this Plan and the terms of the New Series B Common Stock Election Trust Agreement, then the terms of the New Series B Common Stock Election Trust Agreement will govern. The New Series B Common Stock Election Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated herein, but only to the extent that (i) such powers, duties, and authorities do not affect the status of the New Series B Common Stock Election Trust as a liquidating trust for United States federal income tax purposes, or otherwise have material adverse effect on the recovery of holders of Allowed General Unsecured Claims, (ii) such powers, duties and authorities do not operate to confer standing upon the New Series B Common Stock Election Trustee to be a party to, or to participate in, the Reorganized Debtor’s activities including litigation and/or settlement of Causes of Action, including the FDIC Causes of Action, and (iii) such powers, duties, and authorities are limited to the administration of distributions on account of the New Series B Common Stock Election Trust Interests. The New Series B Common Stock Election Trust Agreement shall expressly provide that, prior to the Charging Lien Termination Date, (a) all distributions made to beneficiaries of the New Series B Common Stock Election Trust that are Holders of Allowed Debenture Unsecured Claims are subject to, and encumbered by, the Charging Liens of the Indenture Trustee, and (b) no such distributions shall be made to the beneficiaries of the

New Series B Common Stock Election Trust that are Holders of Allowed Debenture Unsecured Claims. This Section V.Q. is qualified in its entirety by the terms of and is subject to the terms of the New Series B Common Stock Election Trust Agreement.

2.	Purpose of New Series B Common Stock Election Trust.

The New Series B Common Stock Election Trust will be established for the sole purpose of liquidating the New Series B Common Stock Election Trust Property and distributing the New Series B Common Stock Election Trust Cash, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to achieve, and consistent with, the liquidating purpose of the New Series B Common Stock Election Trust.

3.	Costs and Expenses of New Series B Common Stock Election Trust.

The costs and expenses of the New Series B Common Stock Election Trust, including the fees and expenses of the New Series B Common Stock Election Trustee and its retained professionals, will be paid out of the New Series B Common Stock Election Trust Property, and the Reorganized Debtor will not be responsible for any fees, expenses or costs of the New Series B Common Stock Election Trust.

4.	New Series B Common Stock Election Trust Property.

Subject to and in accordance with this Plan and the New Series B Common Stock Election Trust Agreement, on the Effective Date or as soon as reasonably practical thereafter, the Debtor will assign and transfer to the New Series B Common Stock Election Trust all of its rights, title and interests in and to the portion of the following assets to which Holders making the New Series B Common Stock Election are entitled under this Plan (collectively, the “New Series B Stock Election Trust Property”):

(a)	the interest in the Trust Tax Refund Assets as provided below;

(b)	the portion of Net Free Cash existing as of the Effective Date (which, for the avoidance of doubt, shall be net of any Net Free Cash Reserves) allocable to the Holders that elected the New Series B Common Stock Election; and

(c)	an undivided beneficial interest in and to the other New Series B Common Stock Election Trust Cash existing as of the Effective Date (including the Net Free Cash Reserves, which for clarification purposes may be fully overseen, spent, reduced and otherwise controlled, in the sole and absolute discretion of the Plan Committee, by the Reorganized Debtor as provided in the Plan).

Notwithstanding the foregoing, the New Series B Common Stock Election Trustee shall not be entitled to receive Cash, which, in the aggregate (when added to all Cash received previously), exceeds what it otherwise would have been entitled to receive in the aggregate had all aggregate Cash proceeds generated from New Series B Common Stock Election Trust Property been received by the Debtor by such date and then subsequently conveyed to the New Series B Common Stock Election Trust pursuant to the “Turnover Obligation” as defined below (“Cash Limitation Provision). In the event that Reorganized Debtor receives on account or in respect of any New Series B Common Stock Election Trust Property any distribution or payment of Net Free Cash (after taking into account Net Free Cash Reserves and full payment or satisfaction of all Allowed Secured Claims, Allowed Administrative Claims, Allowed FDIC Priority Claims, and Allowed Non-FDIC Priority Claims; and costs of administering and implementing the Plan; but not including any costs and expenses solely attributable to the business operations of the Reorganized Debtor) the Reorganized Debtor shall segregate and hold in trust (as property of the New Series B Common Stock Election Trustee on behalf of the beneficiaries of the trust) for the benefit of, and immediately upon receipt thereof, shall pay over or deliver to, the New Series B Common Stock Election Trustee such distribution or payment for application in accordance with the terms of this Plan (the “Turnover Obligation”). Such transfers will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax and, except as otherwise may be set forth specifically herein, will be free and clear of any liens, claims and encumbrances and no other entity (other than the New Series B Common Stock Election Trustee and General Unsecured Creditors receiving rights under this Plan), including the Debtor or the Reorganized Debtor, will have any interest, legal, beneficial, or otherwise, in the New Series B Common Stock Election Trust or the New Series B Common Stock

Election Trust Property upon their assignment and transfer to the New Series B Common Stock Election Trust (other than as provided herein or in the New Series B Common Stock Election Trust Agreement). Upon delivery of the New Series B Common Stock Election Trust Property to the New Series B Common Stock Election Trust, the Reorganized Debtor will be deemed released of all liability with respect to the delivery of distributions to holders of Allowed General Unsecured Claims with respect to the New Series B Common Stock Election Trust Property, and will have no further obligations to the New Series B Common Stock Election Trust or the New Series B Common Stock Election Trustee except the Turnover Obligation referred to above and the Net Free Cash Reserve Obligation referred below.

5.	Conveyance of Trust Tax Refund Assets.

Subject to the Cash Limitation Provision (as defined above), promptly after the Charging Lien Termination Date the Reorganized Debtor will convey, transfer and assign, without recourse or warranty, to the New Series B Common Stock Election Trustee, for the benefit of the Holders making the New Series B Common Stock Election, all of Debtor’s right, title and interest in the Cash in the Tax Refund Escrow Account ultimately determined to be distributable to the Reorganized Debtor (“Determined Tax Refund Assets”), equal to the portion of Net Free Cash that all of the Holders who make the New Series B Common Stock Election are entitled under the terms of this Plan solely on account of Determined Tax Refund Assets in accordance with the New Series B Common Stock Election Trust Agreement (the “Trust Tax Refund Assets”). In addition, the New Series B Common Stock Election Trustee, for the benefit of the Holders electing the New Series B Common Stock Election, shall be entitled to an additional amount payable out of Reorganized Debtor’s interest in the Tax Refund Escrow Account (after the transfer referred to above) equal to the portion of Net Free Cash Reserves that all of the Holders who make the New Series B Common Stock Election are entitled under the terms of this Plan attributable to the FDIC Causes of Action (and such allocation determined in the discretion of the Plan Committee) (“Reserve Escrow Payment”) remaining upon the conclusion of the FDIC Causes of Action (the “Net Free Cash Reserve Obligation”) but such amount shall only be payable solely to the extent that the New Series

B Common Stock Election Trustee has not at such time received Cash from the Reorganized Debtor on account of its undivided beneficial interest in Net Free Cash Reserves attributable to the FDIC Causes of Action (“Unpaid Reserve Interest”); and further, to the extent that such Reserve Escrow Payment is made, it shall be deemed to be made on account of the New Series B Common Stock Election Trustee’s undivided beneficial interest in Net Free Cash Reserves attributable to the FDIC Causes of Action and the Reorganized Debtor shall no longer have Turnover Obligations with respect to such asset.

6.	Appointment of a New Series B Common Stock Election Trustee.

Prior to the Effective Date, the Plan Proponents will identify the New Series B Common Stock Election Trustee, who will be selected by Holdco. The salient terms of the New Series B Common Stock Election Trustee’s employment, including the New Series B Common Stock Election Trustee’s duties and compensation, will be set forth in the New Series B Common Stock Election Trust Agreement. The New Series B Common Stock Election Trust Agreement will specify the procedures for replacing the New Series B Common Stock Election Trustee.

7.	Transferability and Form of New Series B Common Stock Election Trust Interests.

The New Series B Common Stock Election Trust Interests shall not be transferable, unless otherwise provided for in the New Series B Common Stock Election Trust Agreement. To the extent such beneficial interests are deemed securities under applicable non-bankruptcy law, then such securities shall be exempt from the requirements of applicable non-bankruptcy law to the maximum extent permitted by 11 U.S.C. §1145. The New Series B Common Stock Election Trust Interests shall not be certificated.

8.	Federal Income Tax Treatment of New Series B Common Stock Election Trust.

For all federal income tax purposes, all parties (including, without limitation, the Debtor, Reorganized Debtor, the New Series B Common Stock Election Trustee, and the holders of Allowed General Unsecured Claims) will treat the transfer of the New Series B Common Stock Election Trust Property to the New Series B Common Stock Election Trust, including any amounts or other assets subsequently transferred to the New Series B Common Stock Election Trust (but only at such time as actually transferred) for the benefit of the holders of Claims entitled to receive New Series B Common Stock Election Trust Interests, whether Allowed on or after the Effective Date, as (A) a transfer of the New Series B Common Stock Election Trust Property directly to the holders of such Allowed Claims, followed by (B) the transfer by such Persons to the New Series B Common Stock Election Trust of such New Series B Common Stock Election Trust Property in exchange for beneficial interests in the New Series B Common Stock Election Trust. Accordingly, the holders of such Allowed Claims will be treated for federal income tax purposes as the grantors and owners of their respective shares of the applicable New Series B Common Stock Election Trust Property. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

9.	New Series B Common Stock Election Trust a “Liquidating Trust”.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the New Series B Common Stock Election Trustee of a private letter ruling if the New Series B Common Stock Election Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the New Series B Common Stock Election Trustee), all parties will treat the New Series B Common Stock Election Trust as a “liquidating trust” in accordance with Treasury Regulation section 301.7701-4(d), of which the holders of Allowed Claims described above, whether Allowed on or after the Effective Date, are the grantors and beneficiaries. In the event an alternative treatment of the New Series B Common Stock Election Trust is required for federal income tax purposes, the New Series B Common Stock Election Trustee will promptly notify in writing (or by comparable means) all holders of beneficial interests in the New Series B Common Stock Election Trust, and (if applicable) anyone who subsequently becomes a holder, of such alternative treatment. The New Series B Common Stock Election Trustee will file returns for the New Series B Common Stock Election Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The New Series B Common Stock Election Trustee also may send annually to each record holder of a beneficial interest in the New Series B Common Stock Election Trust a separate statement setting forth such holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The New Series B Common Stock Election Trustee will also file (or cause to be filed) any other statements, returns, or disclosures relating to the New Series B Common Stock Election Trust that are required by any governmental unit. Except as may otherwise be provided, the New Series B Common Stock Election Trust’s taxable income, gain, loss, deduction or credit will be allocated by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distribution described in the Plan) if, immediately prior to the deemed distribution, the New Series B Common Stock Election Trust had distributed all of its other assets (valued at their tax book value) in accordance with the provisions of the Plan and the New Series B Common Stock Election Trust Agreement, up to the tax book value of the New Series B Common Stock Election Trust Property treated as contributed by the holders of Allowed Claims, whether Allowed on or after the Effective Date, adjusted for prior taxable income and loss, and taking into account all prior and concurrent distributions from the New Series B Common Stock Election Trust. Similarly, taxable loss of the New Series B Common Stock Election Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets.

10.	Tax Withholding by New Series B Common Stock Election Trustee.

The New Series B Common Stock Election Trustee may withhold and pay to the appropriate government authority all amounts required to be withheld pursuant to the Internal Revenue Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of New Series B Common Stock Election Trust Interests. All such amounts withheld and paid to the appropriate government authority (or placed in escrow pending resolution of the need to withhold) shall be treated as amounts distributed to such holders of New Series B Common Stock Election Trust Interests for all purposes of the New Series B Common Stock Election Trust Agreement. The New Series B Common Stock Election Trustee shall be authorized to collect such tax information from the holders of New Series B Common Stock Election Trust Interests shall be required to identify themselves to the New Series B Common Stock Election Trustee and provide tax information and the specifics of their holdings, to the extent the New Series B Common Stock Election Trustee deems appropriate in the manner and in accordance with the procedures from time to time established by the New Series B Common Stock Election Trustee for these purposes. The New Series B Common Stock Election Trustee may refuse to make a distribution to any holder of a New Series B Common Stock Election Trust Interest that fails to furnish such information in a timely fashion, and until such information is delivered; provided, however, that, if such information is not furnished to the New Series B Common Stock Election Trustee within six (6) months of the original request to furnish such information, no further distributions shall be made to the holder of such New Series B Common Stock Election Trust Interest; and, provided, further, that, upon the delivery of such information by a holder of a New Series B Common Stock Election Trust Interest, the New Series B Common Stock Election Trustee shall make such Distribution to which the holder of the New Series B Common Stock Election Trust Interest is entitled, without additional interest occasioned by such holder’s delay in providing tax information; and, provided, further that, if the New Series B Common Stock Election Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and the New Series B Common Stock Election Trustee is later held liable for the amount of such withholding, such holder shall reimburse the New Series B Common Stock Election Trustee for such liability (to the extent such amounts were actually distributed to such holder).

Q.	Holdco Cash Out Election.

1.	How Made.

Each Holder of an Allowed Class 4, 5 and 6 Claim shall be entitled to make the Holdco Cash Out Election by checking the appropriate box on the Ballot provided to each such Holder.

2.	When Payment Made.

Holdco shall make payment to each Holder properly and timely making the Holdco Cash Out Election on the later of the Effective Date or the date such Holder’s Claim becomes an Allowed Claim. The Holdco Cash Out Election may further be governed by documents in the Plan Supplement.

3.	Effect of Payment.

For all purposes of this Plan, Holdco or its designee shall be deemed to be the Holder of all Claims for which payment is made pursuant to the Holdco Cash Out Election as of the Effective Date, and any and all Distributions (of New Common Stock or otherwise) the original Holder of such Claim received prior to receipt of payment by Holdco, if any, shall be deemed transferred, assigned and conveyed to Holdco nunc pro tunc as of the Effective Date, and Holdco shall have and enjoy such rights, benefits and privileges accorded to Holders of Allowed Class 4, 5 and 6 Claims, as applicable, as if Holdco had been the Holder of such Claims as of and on the Effective Date.

4.	Holdco to Elect to Proceed with Holdco Cash Out Election.

Notwithstanding anything in this Plan or any other document, no Holder shall have the right to receive the benefits of the Holdco Cash Out Election unless, within 10 days prior to the Effective Date, Holdco has filed with the Bankruptcy Court a notice in its sole and absolute discretion indicating that it intends to proceed with the Holdco Cash Out Election. Absent the timely filing of such notice by Holdco in its sole and absolute discretion, the Holdco Cash Out Election shall be deemed null, void and of no effect, and Holders shall have no rights related to the Holdco Cash Out Election notwithstanding such Holder’s checking of the appropriate box on the Ballot electing the Holdco Cash Out Election, and in such event such Holder shall receive New Series A Common Stock as if such Holder had not made the Holdco Cash Out Election.

R.	Limitations on Reorganized Debtor’s Business Operations.

Notwithstanding anything in the Plan or Disclosure Statement to the contrary, unless the FDIC-R consents in writing to such transaction, the Reorganized Debtor shall be prohibited from either (a) investing in or (b) providing financing to (each, a “Failed BHC Transaction”) to any entity (“Financed Entity”) that, at the time of such Failed BHC Transaction, is a current stockholder of a failed depository institution or a former stockholder of a failed depository institution that failed when the Financed Entity was a stockholder. The charter provision shall not be subject to future amendment or deletion.

S.	FDIC-R Consent Required for Certain Costs and Obligations Incurred by the Reorganized Debtor.

1.	Financing Obligations.

Notwithstanding anything herein to the contrary, if the Reorganized Debtor seeks to enter into any financing transaction (including a Financing Arrangement as defined above) or other arrangement pursuant to which a any party advances money or property to the Reorganized Debtor in return for a definite or contingent right to receive future value from the Reorganized Debtor that may dilute or reduce the recoveries of creditors that have made the New Series B Common Stock Election, including without limitation the recoveries of the FDIC-R, any such aforementioned arrangement shall be subject to approval by the Bankruptcy Court after notice and a hearing applying the standards of section 364 of the Bankruptcy Code. For the avoidance of doubt, any cost or expense associated with such aforementioned financing obligation shall be borne by all estate creditors, and creditors that made the New Series B Common Stock Election shall only bear their pro rata portion of such cost or expense.

2.	Retention of Plan Professionals.

Notwithstanding anything herein to the contrary, the Reorganized Debtor shall file an application with the Bankruptcy Court to approve the retention of any professional by the Reorganized Debtor whose fees could dilute or reduce the recoveries of creditors that have made the New Series B Common Stock Election, including without limitation the recoveries of the FDIC-R (a “Plan Professional”). The Reorganized Debtor shall serve notice of any retention application for any Plan Professional on all creditors and parties in interest entitled to receive notice in the Bankruptcy Case, and such shall have 5 business days to object to such retention application. The Bankruptcy Court shall approve the retention of the Plan Professional if the terms of its engagement are reasonable under the circumstances. For the avoidance of doubt, any cost or expense associated with the fees or expenses of a Plan Professional shall be borne by all estate creditors, and creditors that made the New Series B Common Stock Election shall only bear their pro rata portion of such fees or expenses, the payment of which shall be subject to the terms of section 3 below.

3.	Costs Related to the Causes of Action.

Notwithstanding anything herein to the contrary, any amounts that exceed $5,000 on an individual basis that could dilute or reduce the recoveries of creditors that have made the New Series B Common Stock Election, including without limitation the recoveries of the FDIC-R and that arise from or relate to (a) the fees and expenses of any Plan Professional retained by the Reorganized Debtor in connection with the Causes of Action or (b) other costs and expenses incurred in connection with the Causes of Action, including, without limitation, the costs of experts, vendors, and other incidental litigation expense (collectively, “Material Litigation Expenses”) shall be subject to review by the FDIC-R. To that end, prior to incurring or, in the case of professional fees, paying any Material Litigation Expense, the Reorganized Debtor shall submit to the FDIC-R a description of the expense to be incurred or the professionals’ fees to be paid. Upon receipt of such description, the FDIC-R shall have 5 business days to object to the Reorganized Debtor incurring such expense. Such objection must be in writing and describe with particularity the FDIC-R’s objections to the expense. If, consistent with the foregoing, the FDIC-R objects, the Reorganized Debtor and the FDIC-R shall endeavor in good faith to resolve the FDIC-R’s objection. If the parties are unable to resolve the objection, the Reorganized Debtor shall apply for Bankruptcy Court approval of the Material Litigation Expense, and the FDIC-R shall have notice and an opportunity to be heard in connection with the Reorganized Debtor’s application to approve the Material Litigation Expense. The Bankruptcy Court shall approve a Material Litigation Expense if it is reasonable under the circumstances. If the FDIC-R does not object in writing and with particularity to the Material Litigation Expense within the 5 business day objection period, the Reorganized Debtor shall be permitted to incur such expense in the ordinary course of business, and the FDIC-R shall have no further right to object to such expense. For the avoidance of doubt, any cost or expense associated with litigating the causes of action, including any Material Litigation Expense, shall be borne by all estate creditors, and creditors that made the New Series B Common Stock Election shall only bear their pro rata portion of such costs or expenses.

4.	The Fees of the Plan Committee.

Notwithstanding anything herein to the contrary, the Plan Committee’s fees, consisting of $105,000 per year in the aggregate, shall not be subject to FDIC approval.

5.	Plan Implementation Costs.

Notwithstanding anything herein to the contrary, any cost incurred by the Reorganized Debtor with respect to (i) insurance for the Plan Committee, (ii) bookkeeping, corporate filings, and other corporate maintenance obligations, (iii) taxes, and (iv) all other costs necessary to maintain the Reorganized Debtor in compliance with the Plan, the Reorganized Debtor’s articles of incorporation, and applicable law (any such cost, a “Plan Implementation Cost”) shall be borne by all estate creditors, and creditors that made the New Series B Common Stock Election shall only bear their pro rata portion of such Plan Implementation Costs; provided, however, that Plan Implementation Costs are only intended to include, and shall only include, costs that are properly allocable to all creditors under the Plan, and shall not include any costs that relate only to the Reorganized Debtor’s go-forward business operations. Payment of Plan Implementation Costs shall not be subject to approval by the FDIC-R or the Bankruptcy Court; provided, however, that Plan Implementation Costs shall not exceed, in the aggregate, $150,000 per year. Following the Effective Date of the Plan, the Reorganized Debtor shall submit to the FDIC-R an annual report of Plan Implementation Costs that reflects all such costs and their impact on the recoveries of creditors that made the New Series B Common Stock Election.

6.	Other Expenses of the Reorganized Debtor.

Notwithstanding anything herein to the contrary, any expense incurred by the Reorganized Debtor that is not identified in sections 1-5 immediately above shall be considered an expense attributable to the Reorganized Debtor’s going forward business (a “Business Expense”). Payment of a Business Expense shall not reduce the recovery, if any, of the FDIC in connection with any Allowed FDIC Non-Priority Claims, and the FDIC will be entitled to receive the same Distribution it would otherwise be entitled to receive absent payment of the Business Expense.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Initial Distribution Date.

On the Initial Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall make the Distributions required to be made under the Plan.

B.	Disputed Reserve.

1.	Establishment of Disputed Reserve.

On the Initial Distribution Date, and after making all Distributions required to be made on such date under the Plan, the Reorganized Debtor shall establish a separate Disputed Reserve for Disputed Claims, which Disputed Reserve shall be administered by the Reorganized Debtor. The Reorganized Debtor shall reserve a number of shares of New Series A Common Stock, an amount of Cash, or any other security or equity interest issued under the Plan, depending on the election of the Holder of such Disputed Claims and whether the Debtor elects to issue a security on account of part of the New Series B Common Stock Election, sufficient to provide Holders of Disputed Claims the treatment such Holders would be entitled to receive under the Plan if all such Disputed Claims were to become Allowed Claims (or such lesser amount as may be estimated by the Bankruptcy Court).

2.	Maintenance of Disputed Reserve.

The Reorganized Debtor shall hold unissued New Series A Common Stock and Cash in the Disputed Reserve in trust, segregated from and not to be commingled with any other assets of the Reorganized Debtor, for the benefit of the Holders of Claims ultimately determined to be Allowed. The Reorganized Debtor shall, in its sole discretion, distribute such amounts (net of any expenses, including taxes, relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order, and such New Series A Common Stock and Cash (or other security) will be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date.

C.	Tax Refund Litigation Escrow.

The tax refunds that are the subject of the FDIC Causes of Action are to be held in the Tax Refund Escrow Account pending determination of the FDIC Causes of Action, and are subject to the Escrow Account Stipulation and the Escrow Account Order. The Reorganized Debtor shall be deemed a party to the Escrow Account Stipulation, the Escrow Account Order, and the Tax Refund Escrow Account, and the parties to such documents shall execute any further documents as may be necessary to ensure that the Reorganized Debtor shall succeed to the Debtor and be bound by the provisions thereunder.

D.	Quarterly Distributions.

On each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall make the Distributions required to be made under the Plan on such date. Any Distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that Distribution is not an Allowed Claim on such date, shall be held by the Reorganized Debtor as applicable, in the Disputed Reserve and distributed on the first Quarterly Distribution Date after such Claim is Allowed. No interest shall accrue or be paid on the unpaid amount of any Distribution paid on a Quarterly Distribution Date. Distributions from the New Series B Common Stock Election Trust shall be supervised by the Plan Committee.

E.	Record Date for Distributions.

Except as otherwise provided in a Final Order of the Bankruptcy Court or as otherwise stipulated by the Plan Proponents or Reorganized Debtor, as applicable, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the Holders of those Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to the transfer may not have expired by the Distribution Record Date. The Reorganized Debtor shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date. In making any Distribution with respect to any Claim, the Reorganized Debtor shall be entitled instead to recognize and deal with, for all purposes hereunder, only the Entity that is listed on the proof of Claim Filed with respect thereto or on the Schedules as the Holder thereof as of the close of business on the Distribution Record Date and upon such other evidence or record of transfer or assignment that are known to the Reorganized Debtor as applicable, as of the Distribution Record Date.

F.	Delivery of Distributions.

1.	General Provisions; Undeliverable Distributions.

Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to the Holders of Allowed Claims shall be made by the Reorganized Debtor at (i) the address of each Holder as set forth in the Schedules, unless superseded by the address set forth on proofs of Claim Filed by such Holder or (ii) the last known address of such Holder if no proof of Claim is Filed or if the Plan Proponents or Reorganized Debtor, as applicable, has been notified in writing of a change of address; provided, however, that Distributions paid by the Reorganized Debtor for the benefit of Holders of Debentures shall only be made directly to the Indenture Trustee under the Indentures. The Indenture Trustee shall, in turn, administer the Distributions to the respective holders of Debenture Unsecured Claims in accordance with the Plan and the Indentures. Subject to Article V.C.5 of the Plan, Distribution to the Indenture Trustee shall be promptly remitted by the Indenture Trustee to the Holders of the Debenture Unsecured Claims entitled thereto (i.e., the Holder of the relevant Debenture on the applicable Distribution Record Date) in accordance with this Plan and the Indentures, and each such Distribution by the Reorganized Debtor to the Indenture Trustee shall be deemed to have discharged the obligation of the Reorganized Debtor to make such Distribution to the Holders of Debenture Unsecured Claims represented by the Indenture Trustee. The Indenture Trustee shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court. The Indenture Trustee shall only be required to make Distributions in accordance with the terms of the Plan and the Indentures and shall have no liability for actions taken in accordance with the Plan or in reliance upon information provided to the Indenture Trustee in accordance with the Plan (except for liabilities resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction that is not subject to review on appeal). If any Distribution is returned as undeliverable, the Reorganized Debtor may, in its discretion, make such efforts to determine the current address of the Holder of the Claim with respect to which the Distribution was made as the Reorganized Debtor deems appropriate, but no Distribution to any Holder shall be made unless and until the Reorganized Debtor has determined the then-current address of the Holder, at which time the Distribution to such Holder shall be made to the Holder without interest. Amounts in respect of any undeliverable Distributions made by the Reorganized Debtor shall be returned to, and held in trust by, the Reorganized Debtor, until the Distributions are claimed or are deemed to be unclaimed property under section 347(b) of the Bankruptcy Code. The Reorganized Debtor shall have the discretion to determine how to make Distributions in the most efficient and cost-effective manner possible; provided, however, that its discretion may not be exercised in a manner inconsistent with any express requirements of the Plan.

2.	Unclaimed Property.

Except with respect to property not distributed because it is being held in the Disputed Reserve, Distributions that are not claimed by the expiration of one year from the Initial Distribution Date or Quarterly Distribution Date applicable to such Distribution, shall be deemed to be unclaimed property under section 347(b) of the Bankruptcy Code and shall vest or revest in the Reorganized Debtor, and the Claims with respect to which those Distributions are made shall be automatically canceled. After the expiration of such one-year period, the Claim of any Entity to those Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim. Except as otherwise provided herein, all funds or other property that vests or revests in the Reorganized Debtor pursuant to this Article shall be distributed by the Reorganized Debtor in accordance with the provisions of the Plan.

G.	Surrender of Canceled Instruments and Securities.

1.	Generally.

Except as set forth in this Plan, as a condition precedent to receiving any Distribution hereunder on account of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to this Plan, other than securities held in book entry form through the Depository Trust Company, the Holder of such Claim shall tender such instrument, security or other documentation evidencing such Claim to the Reorganized Debtor. In the event an Allowed Claim is evidenced by securities held in book entry form through the Depository Trust Company, such securities shall be cancelled in accordance with usual Depository Trust Company practices. Any Distributions pursuant to the Plan on account of any Claim evidenced by such instruments, securities or other documentation, other than securities held in book entry form through the Depository Trust Company, shall, pending such surrender, be treated as an undeliverable Distribution; provided, however, that Holders of the Debentures shall tender the Debentures to the Indenture Trustee. All payments to Holders of Debenture Unsecured Claims, other than Debenture Unsecured Claims evidenced by securities held by the Depository Trust Company, shall only be made after such surrender, or in the event such certificate is lost, stolen, mutilated or destroyed, upon the Holder’s compliance with the requirements set forth in this Plan. Upon surrender of such Debentures, the Indenture Trustee shall cancel and destroy such Debentures. As soon as practicable after surrender of the Debentures, the Indenture Trustee shall distribute to the Holder thereof, as the case may be, such Holder’s Pro Rata share of the Distribution pursuant to the terms of the Indentures, but subject to the rights of the Indenture Trustee to assert (a) its Charging Lien to the extent the Indenture Trustee Fees or any other fees owed to the Indenture Trustee under the Indentures, including without limitation, fees and expenses (including fees and expenses of its professionals), accrued prior to the Petition Date, are not paid pursuant to the Plan; or (b) any other rights or arguments to payment other than asserting its Charging Lien.

2.	Failure to Surrender Canceled Instruments.

If any Holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled as set forth in this Plan, fails to surrender such instrument, security or other documentation or comply with the provisions of this Plan within one year after the Effective Date, its Claim for a Distribution under the Plan on account of such instrument, security, or other documentation shall be discharged, and such Holder shall be forever barred from asserting such Claim against the Reorganized Debtor or its property. In such case, any property held on account of such Claim shall be disposed of pursuant to the provisions set forth in this Plan.

H.	Lost, Stolen, Mutilated or Destroyed Instrument or Security.

Any Holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to this Plan that has been lost, stolen, mutilated or destroyed, shall, in lieu of surrendering such instrument, security or documentation: (i) deliver to the Reorganized Debtor (or in the case of the Debentures, the Indenture Trustee) (a) an affidavit of loss reasonably satisfactory to the Reorganized Debtor (or in the case of the Debentures, the Indenture Trustee) setting forth the unavailability of such instrument, security, or other documentation and (b) such additional security or indemnity as may reasonably be requested by the Reorganized Debtor to hold the Reorganized Debtor (or, in the case of the Debentures, required by the Indenture Trustee to hold the Indenture Trustee) harmless from any damages, liabilities, or costs incurred in treating such Entity as a Holder of an Allowed Claim; and (ii) satisfy any other requirement under the Indentures or any other relevant document. Upon compliance with this paragraph by a Holder of an Allowed Claim evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security or other documentation.

I.	Manner of Cash Payments Under the Plan.

Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by the Reorganized Debtor, or by wire transfer from a domestic bank, at the option of the Reorganized Debtor.

J.	Time Bar to Cash Payments by Check.

Checks issued by the Reorganized Debtor on account of Allowed Claims shall be null and void if not negotiated within 90 days after the date of issuance thereof. Requests for the reissuance of any check that becomes null and void pursuant to this paragraph shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim to whom the check was originally issued. Any claim in respect of such voided check shall be made in writing on or before the later of the first anniversary of the Initial Distribution Date or Quarterly Distribution Date on which such check was issued. After that date, all Claims in respect of void checks shall be discharged and forever barred and the proceeds of those checks shall revest in and become the property of the Reorganized Debtor as unclaimed property in accordance with section 347(b) of the Bankruptcy Code and be distributed as provided in this Plan.

K.	Limitations on Funding of Disputed Reserve.

Except as expressly set forth in the Plan, neither the Debtor nor the Reorganized Debtor shall have any duty to fund the Disputed Reserve.

L.	Compliance with Tax Requirements.

In connection with making Distributions under the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding the above, each Holder that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed on such Holder by a governmental unit, including income, withholding and other tax obligations, on account of such Distribution. The Reorganized Debtor may withhold the entire Distribution due to any Holder of an Allowed Claim until such time as such Holder provides the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Reorganized Debtor to the appropriate authority, including, without limitation, a signed and completed Internal Revenue Service Form W-8 or W-9, as applicable. If the Holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any governmental unit within 90 days from the Reorganized Debtor’s request for such information, then such Holder’s Distribution shall be treated as an undeliverable Distribution and such Holder’s Claims shall not be Allowed.

M.	No Payments of Fractional Dollars.

Notwithstanding any other provision of the Plan to the contrary, no payment of fractional dollars shall be made pursuant to the Plan. Whenever any payment of a fraction of a dollar under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding down of such fraction to the nearest whole dollar.

N.	Interest on Claims.

Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after that Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Bankruptcy Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar charges.

O.	No Distribution in Excess of Allowed Amount of Claim.

Notwithstanding anything to the contrary contained in the Plan, no Holder of an Allowed Claim shall receive in respect of that Claim any Distribution in excess of the Allowed amount of that Claim.

P.	Setoff and Recoupment.

The Debtor and the Reorganized Debtor may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect thereof, any Claims or defenses of any nature whatsoever that the Debtor, the Estate or the Reorganized Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor, the Estate, or the Reorganized Debtor of any right of setoff or recoupment that any of them may have against the Holder of any Claim.

Q.	No Distribution to General Unsecured Creditors.

No Distribution of Cash may be made to Holders of General Unsecured Claims until any Allowed FDIC Priority Claim is paid in full.

R.	Cap and Limitation on Total Cash Payments to Creditors Who Make the New Series B Common Stock Election.

Notwithstanding anything in the Plan or in any documents executed or delivered pursuant to or to implement this Plan, Holders of Allowed Claims who properly and timely make the New Series B Common Stock Election shall not receive an amount of Cash greater than the Pro Rata portion of Net Free Cash that such Holders would have received if all Net Free Cash was Distributed Pro Rata to all Holders of Allowed General Unsecured Claims, and all Cash received by such Holders, whether on account of New Series B Common Stock Election Trust Interests or New Series B Common Stock, shall be applied in reduction of such amount.

ARTICLE VII.

DISPUTED CLAIMS

A.	No Distribution Pending Allowance.

1.	Distributions on Disputed Claims.

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties and subject to the establishment of the Disputed Reserve, Distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made as soon as reasonably practicable after such Disputed Claims become Allowed Claims; provided, however, that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Case (this does not include Professional fees and costs incurred by the Debtor during the Case which shall be paid in accordance with Article III.A.1) or assumed by the Debtor on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in accordance with the Plan.

2.	No Partial Payments.

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the Reorganized Debtor no partial payments and no partial Distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. Any Entity that holds both an Allowed Claim and a Disputed Claim shall only receive a Distribution on the Allowed Claim after all objections to the Disputed Claim have been resolved by settlement or Final Order.

B.	Resolution of Disputed Claims.

Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the Reorganized Debtor shall have the right to the exclusion of all others (except as to the Professionals’ applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code and as to Holdco Fees and as to Indenture Trustee Fees), to make, File, prosecute, settle, compromise, withdraw or resolve in any manner approved by the Bankruptcy Court, objections to Claims, and to administer and adjust the Claims Register to, among other things, reflect any such settlements, compromises and withdrawals.

C.	Objection Deadline.

All objections to Disputed Claims shall be Filed and served upon the Holders of each such Claim on or before the Claims Objection Bar Date or the Administrative Claim Objection Bar Date. If an objection has not been Filed to a proof of Claim or request for payment of an Administrative Claim by the respective bar dates, then such Claim or Administrative Claim shall be treated as an Allowed Claim for all purposes under the Plan unless otherwise ordered by the Bankruptcy Court after notice and a hearing.

D.	Estimation of Claims.

At any time, subsequent to the Effective Date, the Reorganized Debtor may request that the Bankruptcy Court estimate any contingent or unliquidated Claim to the extent permitted by section

502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection.

E.	Disallowance of Claims.

Except as otherwise agreed, any and all proofs of Claim Filed after the applicable bar date shall be deemed disallowed and expunged as of the Effective Date without any further notice or action, order or approval of the Bankruptcy Court, and Holders of such Claims may not receive any Distributions on account of such Claims, unless on or before the Confirmation Date the Bankruptcy Court has entered an order deeming such Claim to be timely filed.

ARTICLE VIII.

EFFECT OF PLAN CONFIRMATION

A.	Satisfaction of Claims.

Except to the extent otherwise provided in the Plan, the treatment of all Claims or Interests in the Debtor under the Plan shall be in exchange for and in complete satisfaction and release of, all Claims or Interests in the Debtor of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against the Estate. Except as otherwise provided in the Plan, upon the Effective Date, all Claims and Interests in the Debtor and the Estate shall be satisfied and released in full in exchange for the consideration provided under the Plan. Except as otherwise provided in the Plan, all Persons shall be precluded and enjoined from asserting against the Debtor, the Estate or the Reorganized Debtor any Claims or Interests or other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

B.	Discharge.

Except as otherwise specifically provided in this Plan or in the Confirmation Order, pursuant to section 1141(d) of the Code, the Distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of all Claims, including any interest or penalties accrued on such Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against and Interests in the Debtor, or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights and Interests, including but not limited to, Claims and Interests that arose before the Confirmation Date, including all debts of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed under section 501 of the Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is allowed under section 502 of the Code, or (c) the Holder of such a Claim, debt, right, or Interest accepted this Plan. The Confirmation Order shall constitute a determination of the discharge of all of the Claims against and Interests in the Debtor, subject to the occurrence of the Effective Date.

C.	Compromise and Settlement.

Pursuant to section 363 of the Code and Bankruptcy Rule 9019, and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Interests on the terms set forth in the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable and in the best interests of the Debtor, the Estate and Holders of Claims and Interests. Entry of the Confirmation Order also shall constitute the Bankruptcy Court’s approval of the releases set forth in the Plan pursuant to Bankruptcy Rule 9019 and its finding that the releases are: (i) in exchange for good and valuable consideration; (ii) a good faith settlement and compromise of the Claims released by releases set forth in the Plan; (iii) in the best interests of the Debtor and all Holders of Claims; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtor or the Reorganized Debtor (or anyone claiming through or derivatively on behalf of the Debtor or Reorganized Debtor) asserting any Claim released by the Releasing Parties set forth in the Plan against any of the Releasees.

D.	Releases.

1.	Releases by the Debtor, the Debtor’s Estate and the Reorganized Debtor

Notwithstanding anything contained herein to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, on the Confirmation Date and effective as of the Confirmation Date, for good, valuable and adequate consideration, including: (1) the settlement, release, and compromise of debt and all other good and valuable consideration paid pursuant hereto; and (2) the services of the D & Os and advisors in facilitating the expedient implementation of the restructuring transactions contemplated hereby, the Debtor, the Reorganized Debtor and the Debtor’s Estate (including all parties claiming derivatively or through the Debtor or the Reorganized Debtor or the Estate) or their affiliates (excluding the D&Os, as provided in the Plan) discharge and release and shall be deemed to have provided a full discharge and release to each of the Released Parties and their respective property (the “Debtor Release”) from any and all claims, obligations, debts, rights, suits, damages, remedies, rights of setoff, causes of action, and liabilities whatsoever (including any derivative claims asserted on behalf of the Debtor) whether known or unknown, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing as of the effective date in law, equity or otherwise, whether for tort, contract violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtor, the Case, the issuance of any security of the Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtor, any Released Parties, the restructuring of Claims and Interests prior to or in the case, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including those that the Debtor would have been legally entitled to assert in its own right or that any Holder of a Claim or an Interest or other Entity would have been legally entitled to assert on behalf of the Debtor or its Estate; provided, however, that the foregoing Debtor Release shall not operate to waive or release any claims or liabilities of the Debtor: (1) arising under any contractual obligation owed to the Debtor that are preserved by the Plan, the Plan Supplement, or related documents; (2) expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents; or (3) against the Bank or the FDIC (in any capacity, whether in its corporate capacity or as receiver of the Bank); further provided, however, that notwithstanding the foregoing proviso (including clause (1) contained therein) to the contrary, the foregoing Debtor Release is, and shall operate as, a release of, among other things, any and all claims or liabilities of the Debtor arising under the Senior Debt Documents.

Notwithstanding anything in this Plan to the contrary, the Debtor, the Reorganized Debtor and the Debtor’s Estate (including all parties claiming derivatively or through the Debtor or the Reorganized Debtor or the Estate, but not including the D&Os in their individual capacities) discharge and release and shall be deemed to have provided a full discharge and release from any and all claims, obligations, debts, rights, suits, damages, remedies, rights of setoff, causes of action, affirmative defenses and liabilities whatsoever (including any derivative claims asserted on behalf of the Debtor) whether known or unknown, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing as of the effective date in law, equity or otherwise, whether arising in tort, contract, federal or state laws or otherwise, arising from or related in any way to the Debtor or the Case, to each of: (a) FDIC in its corporate capacity, (b) the FDIC-R, (c) the Office of the Comptroller of the Currency, (d) the Office of Thrift Supervision, (e) OneWest Bank, FSB, and (f) the respective affiliated parties of each such entity, including but not limited to its officers, directors, attorneys and agents (collectively, the “Bank and Regulatory Releasees,” and such release, the “Bank and Regulatory Release”); provided, however, that the Bank and Regulatory Release shall not operate to waive or release any claims or defenses asserted by the Debtor against the FDIC-Receiver in adversary proceeding styled FirstFed Fin. Corp. v. F.D.I.C., Adv. Proc. No. 2:11 –ap-03218-ER (Bankr. C.D. Cal.) (the “Adversary Proceeding”), other than (i) any claim or defense against the FDIC-R arising from the facts and circumstances alleged in the third and fourth claims for relief asserted in the first amended complaint in that Adversary Proceeding or (ii) any other claim or defense of the Debtor against the FDIC-R related to alleged preferences, fraudulent transfers, or other avoidable transfers alleged to have been received by the Bank or the FDIC-R, all of which shall be subject to the Bank and Regulatory Release. For the avoidance of doubt, (1) the Bank and Regulatory Release expressly applies to any claim or affirmative defense that has been or could have been asserted by the Debtor in the Adversary Proceeding against the FDIC in its corporate capacity, (2) the Bank and Regulatory Release shall have no effect on any claim or right of the FDIC, in its capacity as receiver for the Bank, or of the FDIC, in its corporate capacity, against the D&Os, and (3) nothing in the Bank and Regulatory Release shall operate to waive, discharge, or release the Debtor’s claims regarding its ownership of the approximately $130 million of disputed tax refunds in the Adversary Proceeding.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Releasing Parties; (2) a good faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtor or the Reorganized Debtor asserting any claim or cause of action released pursuant to the Debtor Release.

2.	[DELETED]

3.	Waiver of Statutory Limitations On Releases.

Each of the Releasing Parties in each of the releases contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. without limiting the generality of the foregoing, each Releasing Party, pursuant to the Plan, expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party, including, without limitation, California Civil Code Section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

4.	Exculpation.

The Exculpated Parties shall neither have, nor incur any liability to any entity for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Effective Date of the Plan, the Disclosure Statement, the restructuring transactions, the issuance and/or distribution of any security under the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-petition or post-petition act taken or omitted to be taken in connection with or in contemplation of the Plan or the restructuring of the Debtor (collectively, “Exculpated Claims”); provided, that the foregoing provisions of this exculpation shall have no effect on any post-effective date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; provided, further, that each exculpated party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided further, that the foregoing “exculpation” shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, except for acts or omissions of Releasing Parties; provided further, that the foregoing exculpation provision shall not apply to the extent that an action taken or omitted to be taken by any Exculpated Party is determined by a Final Order to be due to such Exculpated Party’s own respective gross negligence, intentional or willful misconduct or fraud.

5.	Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims, Interests, causes of action or liabilities that: (1) are subject to compromise and settlement pursuant to the terms of the Plan; (2) have been released pursuant to the Plan; (3) are subject to exculpation pursuant to the Plan, including Exculpated Claims (but only to the extent of the exculpation provided in the Plan); or (4) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the effective date, from: (a) commencing or continuing in any manner any action or other proceeding of any kind, including on account of any claims, interests, causes of actions or liabilities that have been compromised or settled against the Debtor, the Reorganized Debtor, or any entity so released or exculpated (or the property or estate of any entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated claims, interests, causes of action or liabilities; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, or any entity so released or exculpated (or the property or estate of the Debtor, the Reorganized Debtor, or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, causes of action, or liabilities; (c) creating, perfecting or enforcing any lien, claim, or encumbrance of any kind against the Debtor, the Reorganized Debtor, or any entity so released or exculpated (or the property or Estate of the Debtor, the Reorganized Debtor, or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, equity interests, causes of action, or liabilities; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor, the Reorganized Debtor, or any entity so released or exculpated (or the property or Estate of the Debtor, the Reorganized Debtor, or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, causes of action or liabilities unless such holder has filed a timely Proof of Claim with the Bankruptcy Court preserving such right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor, the Reorganized Debtor, or any entity so released or exculpated (or the property or Estate of the Debtor, the Reorganized Debtor, or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated claims, interests, causes of action, or liabilities released, settled or compromised pursuant to the Plan; provided that nothing contained herein shall preclude an Entity from obtaining benefits directly and expressly provided to such Entity pursuant to the terms of the Plan; provided, further, that nothing contained herein shall be construed to prevent any Entity from defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law. In addition, nothing contained in the foregoing injunction provisions or in the Plan’s release provisions shall apply to any defense, offset, counterclaim, or similar right that a Releasing Party may hold against an entity that pursues, asserts, or litigates a claim against that Releasing Party.

Neither the Plan, nor confirmation thereof shall be deemed to waive, diminish, impair, release or otherwise affect the FDIC’s right to assert, pursue, resolve, prosecute, litigate or defend claims that it is the owner of and entitled to possess to the exclusion of all others proceeds arising from (a) any and all tax refunds now owed or payable or hereafter owed or payable or paid by any federal or state taxing authority as a result of tax returns filed by First Federal Bank of California, its subsidiaries or affiliates, or the consolidated tax group of which First Federal Bank of California is a member; (b) any claims or causes of action against any persons or entities arising from or related to the malfeasance, breaches of duties, errors and omissions of any such persons or entities; (c) interests in financial institutions, banker bonds or insurance policies; (d) claims for refunds, reimbursement or loss under any bonds or insurance policies; and (e) any other claims asserted in the Proof of Claim that it filed in this Case.

6.	Releases of the D & Os; D & Os Insurance Coverage.

For the avoidance of doubt, the provisions in the Plan shall not prevent any of the D&Os or any insurance carrier or other insurer providing D&O Insurance Coverage from bringing a claim against the Debtor or Reorganized Debtor, as applicable, to the extent that (i) such claim is necessary to preserve coverage under any directors’ and officers’ liability insurance provided to such D&O (such coverage, “D&O Insurance Coverage”), (ii) such claim is a direct result of litigation or claims initiated or prosecuted by the Debtor, the Reorganized Debtor or Holdco against any entity other than FDIC, (iii) such claim constitutes costs of representation or defense as a witness in any litigation or claim by or against the Debtor or the Reorganized Debtor; or (iv) any of the D&Os determines to waive the release provided by the Debtor to such person (the “Waiving D&O”), in which case the waiving D&O, and only the Waiving D&O, shall be entitled to bring claims against the Debtor notwithstanding any of the foregoing. Nothing herein shall constitute an admission by the Debtor or the Reorganized Debtor as to the validity, priority, or amount of any such claims, and the Debtor and the Reorganized Debtor reserve all rights to object to or otherwise dispute the validity, priority, or amount of any such claims. In addition, nothing contained in the Plan shall constitute a release of any claims, rights, or defenses by an insurance carrier or other insurer providing D&O Insurance Coverage against any of the D&Os, or by the D&Os against any such carrier or insurer.

Further, to the extent that any D&O (or any insurance carrier or other insurer providing D&O Insurance Coverage, as the case may be) brings any claims or commences any litigation against the Debtor or the Reorganized Debtor on account of pre-Effective Date acts, omissions, or anything related to pre-Effective Date issues other than pursuant to (i), (ii), or (iii) in the preceding paragraph, the Debtor or the Reorganized Debtor shall be entitled to assert any and all claims it holds against such D&O (or the insurance carrier or other insurer providing D&O Insurance Coverage) that brought such claims or commenced such litigation, and such action on the part of the D&O (or the insurance carrier or other insurer providing D&O Insurance Coverage) shall operate to nullify and avoid any and all releases, exculpation, or injunctions in the Plan that may otherwise prohibit the Debtor or Reorganized Debtor from bringing such claims against such D&O (or the insurance carrier or other insurer providing D&O Insurance Coverage). Moreover, in the event that the Debtor or the Reorganized Debtor is entitled to bring such claims, they shall vest exclusively in a trust established for the purpose of holding and bringing such claims (the D&O Litigation Trust), which trust shall be deemed to have been created nunc pro tunc to the Effective Date.

Consistent with the foregoing, the Plan Proponents and the D&Os shall cooperate to ensure that the releases provided by the D&Os pursuant to the Plan do not adversely impact any D&O Insurance Coverage or access to proceeds of any D&O insurance for any of the D&Os, and shall take such steps as are necessary and reasonably practicable and not unduly burdensome to the Reorganized Debtor to ensure that the D&O Insurance Coverage for all D & Os is fully preserved.

In the event any of the releases, exculpation, or injunction provisions in the Plan with respect to the D & Os are not in full force and effect on and after the Effective Date, any surviving claims or causes of action held by the Debtor or the Estate (or any Entity claiming by or derivatively through the Debtor or the Estate) (the “Surviving D&Os Claims”) shall vest exclusively in the D&O Litigation Trust; provided, however, that, subject to the terms of the Plan, immediately following the Effective Date, D&O Litigation Trust shall release any Surviving D&Os Claims.

7.	Good Faith Solicitation.

Upon entry of the Confirmation Order, pursuant to section 1125(e) of the Code, the Debtor and Holdco, and their respective present and former members, officers, and directors (including the D & Os), employees, agents, advisors, representatives, successors or assigns, and any Professionals (acting in such capacity) employed by any of the foregoing Persons will be deemed to have solicited votes on the Plan in good faith and in compliance with the Code and any applicable non-bankruptcy law, and, therefore, shall have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan.

The Plan is deemed to be a motion under sections 105, 363, and 1123 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules for approval of the releases described in Article [    ] of the Plan. The confirmation of the Plan shall constitute approval of such motion by the Bankruptcy Court, and the Confirmation Order shall contain findings supporting and conclusions approving the compromise and settlement as fair and equitable and within the bounds of reasonableness.

Nothing herein shall constitute an admission by the Debtor or the Reorganized Debtor as to the validity, priority, or amount of any indemnity or reimbursement claim of any kind that may be asserted by any of the D&Os against the Debtor or the Reorganized Debtor, and the Debtor and the Reorganized Debtor reserve all rights to object to or otherwise dispute the validity, priority, or amount of any such claims.

8.	Release Provisions Relating to the FDIC.

Nothing in the Plan or the Confirmation Order shall affect, release, enjoin or impact in any way the prosecution of any claims by the FDIC against any non-Debtor, including the Releasees. Neither this Plan, nor Confirmation thereof shall be deemed to waive, diminish, impair, release or otherwise affect the FDIC’s right as receiver of the Bank to assert, pursue, resolve, prosecute, litigate or defend the FDIC’s claims that it is the owner of and entitled to possess to the exclusion of all others proceeds arising from (a) any and all tax refunds now owed or payable or hereafter owed or payable or paid by any federal or state taxing authority as a result of tax returns filed by First Federal Bank of California, its subsidiaries or affiliates, or the consolidated tax group of which First Federal Bank of California is a member; (b) any claims or causes of action against any persons or entities arising from or related to the malfeasance, breaches of duties, errors and omissions of any such persons or entities with respect to the Bank; (c) interests in financial institutions, banker bonds or insurance policies; (d) claims for refunds, reimbursement or loss under any bonds or insurance policies; and (e) any other claims asserted in the Proof of Claim that it filed in this Bankruptcy Case.

In addition, nothing contained herein or in the Confirmation Order shall impair the right of any Entity, including the Debtor, the Reorganized Debtor, or the D & Os, to pursue and prosecute any claims, or to defend against, assert affirmative defenses, counterclaims or cross claims, against the FDIC or the Bank, including against the FDIC as receiver of the Bank.

E.	Preservation of Causes of Action.

1.	Vesting of Causes of Action.

Except as expressly released or otherwise expressly provided in the Plan, pursuant to section 1123(b) of the Code, the Reorganized Debtor exclusively shall be vested with and shall retain and may enforce any and all Causes of Action that the Debtor or the Estate may hold or have against any Person or Entity (including, without limitation, the FDIC Causes of Action), all of which are hereby preserved, including all Causes of Action, and all rights of disallowance, offset, recharacterization and/or equitable subordination with respect to claims, and causes of action that have been or may be brought by or on behalf of the Debtor, the Estate or the Reorganized Debtor. Except as otherwise provided in the Plan, such claims, rights and causes of action shall remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such claims, rights and causes of action have been listed or referred to in the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court. Except as provided in the Plan or the Confirmation Order, neither the Debtor, the Estate nor the Reorganized Debtor waives, releases, relinquishes, forfeits, or abandons (nor shall they be estopped or otherwise precluded or impaired from asserting) any claims, rights and causes of action or defenses that constitute property of the Debtor or its Estate: (a) whether or not such claims, rights, causes of action, or defenses have been listed or referred to this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, (b) whether or not such claims, rights and causes of action, or defenses are currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such claims, rights or causes of action filed a proof of Claim in the Case, filed a notice of appearance or any other pleading or notice in the Case, voted for or against this Plan, or received or retained any consideration under this Plan. Without in any manner limiting the scope of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, (x) the failure to list, disclose, describe, identify, analyze or refer to any claims, rights and causes of action, or defenses in the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the right of the Reorganized Debtor, to commence, prosecute, defend against, settle, recover on account of, and realize upon any such claims, rights and causes of action, that the Debtor, its Estate, may have as of the Petition Date and the Effective Date, and (y) from and after the Effective Date, the Reorganized Debtor shall have exclusive standing and authority to prosecute any Causes of Action, including, without limitation, any FDIC Causes of Action.

2.	Reservation of Causes of Action.

Except as provided in the Plan and the releases contained therein, the Debtor expressly reserves all its Causes of Action, including, without limitation, all claims, rights, Causes of Action, including the FDIC Causes of Action, and defenses for later adjudication by the Reorganized Debtor, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such claims, rights and causes of action, and defenses upon or after the confirmation or consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order. In addition, the Reorganized Debtor expressly reserves the right to pursue or adopt claims, rights and causes of action that are alleged in any lawsuits in which the Debtor is a defendant or an interested party, against any entity, including the plaintiffs or co-defendants in such lawsuits. Any entity to whom the Debtor has incurred an obligation (whether on account of services, purchase, sale of goods or otherwise), or who has received services from the Debtor, or who has received money or property from the Debtor, or who has transacted business with the Debtor, or who has leased equipment or property from or to the Debtor should assume that such obligation, receipt, transfer or transaction may be reviewed by the Reorganized Debtor subsequent to the Effective Date and may be the subject of an action after the Effective Date, whether or not: (a) such entity has filed a proof of Claim against the Debtor in this Case; (b) such entity’s proof of Claim has been objected to by the Debtor; (c) such entity’s Claim was included in the Debtor’s Schedules; or (d) such entity’s scheduled Claim has been objected to by the Debtor or has been identified by the Debtor as contingent, unliquidated or disputed.

3.	Reservation of Rights Regarding Claims.

Neither the failure to list a Claim in the Schedules filed by the Debtor, the failure of the Debtor or any other Person to object to any Claim for purpose of voting, the failure of the Debtor or any other Person to object to a Claim or Administrative Claim before confirmation or consummation of the Plan or the Effective Date, the failure of any Person to assert a Claim or cause of action before confirmation or consummation of the Plan or the Effective Date, the absence of a proof of Claim having been filed with respect to a Claim nor any action or inaction of the Debtor or any other Person with respect to a Claim or Administrative Claim, other than a legally effective express waiver or release, shall be deemed a waiver or release of the right of the Debtor or the Reorganized Debtor before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim or Administrative Claim in whole or in part or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any claim or cause of action against the holder of any such Claim.

F.	Good Faith Solicitation.

Upon entry of the Confirmation Order, pursuant to section 1125(e) of the Code, the Debtor and Holdco, and their respective present and former members, officers and directors (including the D & Os), employees, agents, advisors, representatives, successors or assigns, and any Professionals (acting in such capacity) employed by any of the foregoing Persons will be deemed to have solicited votes on the Plan in good faith and in compliance with the Code and any applicable non-bankruptcy law, and, therefore, shall have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan.

G.	Cramdown.

Notwithstanding anything to the contrary contained herein, the Plan Proponents reserve the right to seek confirmation of the Plan pursuant to section 1129(b) of the Code in the event any impaired Class of Claims or Interests does not vote to accept the Plan.

ARTICLE IX.

CONDITIONS PRECEDENT

A.	Conditions to Confirmation.

The only condition precedent to confirmation of the Plan is that the Bankruptcy Court shall have Entered the Confirmation Order in form and substance acceptable to the Plan Proponents.

B.	Conditions to the Effective Date.

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section D of this Article IX:

(a)	the Confirmation Order shall be a Final Order;

(b)	all other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan shall have been effected, and in each case, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived in accordance therewith,

(c)	the Plan Proponents shall have received all authorizations, consents, rulings, opinions, or other documents that are determined by the Plan Proponents, to be necessary to implement the Plan and that are required by law, regulation, or order.

(d)	Holdco shall not have exercised the Effective Date Deferral Election.

C.	Effective Date Deferral Election.

At Holdco’s election, which may be made by Holdco from time to time, the occurrence of the Effective Date may be deferred to a date selected by Holdco in its sole discretion, which date may be further extended by Holdco from time to time in Holdco’s sole discretion, provided, however, the Effective Date cannot be deferred past, and must occur no later than, the date that is three (3) Business Days after the date any order determining the FDIC Priority Claims Determination is a Final Order.

D.	Waiver of Conditions to Confirmation.

The conditions set forth in Article IX, Sections A and B, supra, may be waived, in whole or in part, by the Plan Proponents, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure of the Plan Proponents to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

E.	Effect of Failure of Conditions.

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against the Debtor; (ii) prejudice in any manner the rights of the Debtor, any holder of a Claim or Interest, or any other Person; or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtor, any Creditors, or holders of Interests, or any other Person in any respect.

ARTICLE X.

RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT

A.	Retention and Scope of Jurisdiction of the Bankruptcy Court.

Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction to the maximum extent as is legally permissible, including, without limitation, for the following purposes:

1.	To determine the allowability, amount, classification, or priority of Claims upon objection by the Reorganized Debtor;

2.	To construe and to take any action to execute and enforce this Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of this Plan, and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Case on or before the Effective Date;

3.	To rule on any and all applications for allowance of compensation and expense reimbursement of Professionals for periods on or before the Effective Date;

4.	To rule on any request for payment of any Administrative Claim;

5.	To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of this Plan;

6.	To resolve all applications, adversary proceedings, contested matters, and other litigated matters instituted on or before the Effective Date;

7.	To hear and determine any actions related to the Causes of Action, whether or not such actions are pending on or commenced after the Effective Date and to recover any assets of the Debtor’s Estate;

8.	To determine such other matters and to perform other functions as may be provided in the Plan and the Confirmation Order;

9.	To modify this Plan under section 1127 of the Code, to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

10.	To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or its execution or implementation by any entity;

11.	To issue such orders in aid of execution of the Plan and the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the Code;

12.	To hear and determine any tax disputes concerning, and to determine and declare any tax effects under the Plan; and

13.	To enter a final decree closing the Case.

Notwithstanding anything to the contrary contained in the Plan, the Disclosure Statement or any of the exhibits thereto, nothing herein is intended to, nor shall anything herein be construed in any manner to, modify, limit or otherwise affect the FDIC’s, right, if any, to seek or to oppose (a) the entry of any and all final orders in any and all non-core matters entered only after de novo review by the United States District Court; (b) trial by jury in any proceedings as to any and all matters so triable therein, whether or not the same be designated legal or private rights, or in any case, controversy or proceeding related thereto, whether or not such jury trial right is pursuant to statute or the United States Constitution; (c) withdrawal of the reference of any matter by the United States District Court in any matter or proceeding subject to mandatory or discretionary withdrawal; or (d) the enforcement or exercise in any manner of any other rights, claims, actions defenses, setoffs, recoupments or other matters to which the FDIC is entitled under any agreements or at law or in equity or under the United States Constitution; nor shall anything therein be construed in any manner to, modify, limit or otherwise affect the FDIC’s right, if any, to object to the jurisdiction or authority of any court (including, without limitation, the Bankruptcy Court) to resolve any dispute between the FDIC on one hand, and the Debtor, the Reorganized Debtor, or the New Series B Common Stock Election Trustee, on the other hand, all of which rights are expressly reserved.

ARTICLE XI.

MISCELLANEOUS

A.	Governing Law.

Except to the extent that the Code or the Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by the laws of the State of California.

B.	Successors and Assigns.

The rights, benefits and obligations of any Person named or referred to in this Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors or assigns of such Person.

C.	Modification of the Plan.

Prior to the Effective Date, the Plan may be altered, amended, or modified pursuant to section 1127 of the Bankruptcy Code solely upon the mutual written agreement between the Debtor and Holdco, unless the other party has withdrawn as a proponent of the Plan. After the Effective Date, the Reorganized Debtor shall have the sole authority and power to alter, amend, or modify the Plan pursuant to section 1127 of the Bankruptcy Code. Holdco shall have the sole and exclusive right to determine the contents of the Plan Supplement, provided that nothing in the Plan Supplement shall conflict with the terms of the Plan. Notwithstanding the foregoing, the definitions of Confirmation Order, Exculpated Party, Released Parties, Releasees, Releasing Parties and Articles IV.F, IV.G, VIII.D, XI.C, and XI.D of the Plan shall not be amended or modified at any time without the express written consent of the D & Os, which consent may be granted or withheld in the D & Os’ sole discretion. The D & Os are express third party beneficiaries of, and shall have the right to enforce, this provision.

In addition, subject to any express or implied waiver by the D&Os of the releases provided under the Plan, the releases provided under the Plan shall be irrevocable.

D.	Provisions Severable.

Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan. Notwithstanding the foregoing, the definition of Confirmation Order Exculpated Party, Released Parties, Releasees, Releasing Parties and Articles IV.F, IV.G, VIII.D, XI.C, and XI.D of the Plan cannot be severed from the Plan or limited in any way (whether in connection with their enforceability, operative effect or otherwise) without the express written consent of the Ds & OS, which consent may be granted or withheld in the Ds & Os sole discretion. The Ds & Os are express third party beneficiaries of, and shall have the right to enforce, this provision.

E.	Headings Do Not Control.

In interpreting this Plan, the headings of individual Sections are provided for convenience only, and are not intended to control over the text of any Section. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

F.	Post-Confirmation Notices or Requests.

From and after the Effective Date, any Person who desires notice of any pleading or document filed in the Bankruptcy Court, or any hearing in the Bankruptcy Court, or other matter as to which the Code requires notice to be provided, shall file a request for post-confirmation notice and shall serve the request on the Reorganized Debtor.

G.	Successors/Representatives of the Debtor.

As of the Effective Date, the Reorganized Debtor shall be the representatives of the Estate under section 1123(b)(3) of the Code and successors to the Debtor under section 1142 of the Code.

ARTICLE XII.

CONFIRMATION REQUEST

The Plan Proponents request confirmation of the Plan pursuant to section 1129 of the Code.

Dated: October 10, 2012	Respectfully submitted,

HOLDCO ADVISORS, L.P.

	By:	VXM Management Company, LLC
as its general partner

By:
Vikaran Ghei
Member

FIRSTFED FINANCIAL CORP.

By:
Carl McKinzie
CEO

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